     As filed with the Securities and Exchange Commission on April 20 , 2006

                           Registration No. 333-109197

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                        POST-EFFECTIVE AMENDMENT NO. 1 TO

                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                        PACIFICHEALTH LABORATORIES, INC.
                 (Name of Small Business Issuer in Its Charter)

           Delaware                             2833                    22-3367588
(STATE OR OTHER JURISDICTION OF     (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)       CLASSIFICATION CODE NUMBER)     IDENTIFICATION NO.)

                                100 Matawan Road
                                    Suite 420
                         Matawan, New Jersey 07747-3913
                          Telephone No.: (732) 739-2900
          (Address and Telephone Number of Principal Executive Offices)

                                 Robert Portman
           President, Chief Executive Officer and Member of the Board
                        PacificHealth Laboratories, Inc.
                                100 Matawan Road
                                    Suite 420
                         Matawan, New Jersey 07747-3913
                          Telephone No.: (732) 739-2900
            (Name, Address and Telephone Number of Agent for Service)

                                    Copy to:
                             Gary A. Miller, Esquire
                      Eckert Seamans Cherin & Mellott, LLC
                         1515 Market Street -- 9th Floor
                             Philadelphia, PA 19102
                                 (215) 851-8400

Approximate date of commencement of proposed sale to public: From time to time after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                         CALCULATION OF REGISTRATION FEE

Registration fee previously paid.

The registrant hereby amends this Registration Statement on such dates or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The Selling Stockholders may not sell these securities until the Securities and Exchange Commission declares this Registration Statement effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                   Subject to Completion, dated April 20, 2006

                                   PROSPECTUS

                        PacificHealth Laboratories, Inc.

                                3,681,913 Shares

                                  Common Stock

This prospectus relates to the resale, from time to time, of up to 3,681,913 shares of our common stock, by the Selling Stockholders named in this prospectus in the section "Selling Stockholders," including their pledgees, assignees and successors-in-interest, whom we collectively refer to in this document as the "Selling Stockholders." We completed a private placement transaction pursuant to which we issued to certain of the Selling Stockholders an aggregate of (i) 2,012,996 shares of common stock and (ii) warrants to purchase up to an aggregate of 1,514,064 shares of common stock. In addition, we have issued warrants to purchase an aggregate of 154,853 shares of common stock as compensation to certain of the Selling Stockholders. The common stock being offered in this prospectus may include shares issued pursuant to the exercise of the warrants. The common stock offered by this prospectus shall be adjusted to cover any additional securities as may become issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions. We will not receive any of the proceeds from the sale of any of the shares covered by this prospectus. References in this prospectus to "PacificHealth," "we," "our," and "us" refer to PacificHealth Laboratories, Inc.

The shares of common stock offered will be sold as described under the heading "Plan of Distribution," beginning on page 14.

Our securities are not listed on any national securities exchange or the Nasdaq Stock Market. Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol "PHLI." On April 20, 2006, the last reported sale price of our common stock on the OTC Bulletin Board was $1.40 per share.

THE COMMON STOCK OFFERED INVOLVES A HIGH DEGREE OF RISK. WE REFER YOU TO "RISK FACTORS," BEGINNING ON PAGE 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                  The date of this prospectus is April 20, 2006

                                TABLE OF CONTENTS


                                                                            Page
                                                                            ----

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS                     1

SUMMARY                                                                        2

RISK FACTORS                                                                   6

RECENT DEVELOPMENTS                                                           11

USE OF PROCEEDS                                                               11

SELLING STOCKHOLDERS                                                          12

PLAN OF DISTRIBUTION                                                          14

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS                      16

BUSINESS                                                                      17

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS                                                         24

MANAGEMENT                                                                    27

EXECUTIVE COMPENSATION                                                        29

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS                                31

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT                32

DESCRIPTION OF SECURITIES                                                     34

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
AND FINANCIAL DISCLOSURE                                                      39

LEGAL MATTERS                                                                 39

EXPERTS                                                                       39

WHERE YOU CAN FIND MORE INFORMATION                                           39

INDEX TO FINANCIAL STATEMENTS                                                F-1

PART II                                                                     II-1


YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANY OTHER PERSON TO PROVIDE YOU WITH DIFFERENT INFORMATION. THIS PROSPECTUS MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS PROSPECTUS IS ACCURATE AS OF THE DATE ON THE FRONT COVER. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE AS OF ANY OTHER DATE.

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements concerning our financial condition, results of operations and business, including, without limitation, statements pertaining to:

          o the development and testing of new products and the expansion of the market for our current products;

          o    implementing aspects of our business plans;

          o    financing goals and plans;

          o our existing cash and whether and how long these funds will be sufficient to fund our operations; and

          o our raising of additional capital through future equity financings.

These and other forward-looking statements are primarily in the sections entitled "Risk Factors," "Management's Discussion and Analysis of Financial Conditions and Results of Operations" and "Business." Generally, you can identify these statements because they use phrases like "anticipates," "believes," "expects," "future," "intends," "plans," and similar terms. These statements are only predictions. Although we do not make forward-looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy, and actual results may differ materially from those we anticipated due to a number of uncertainties, many of which are unforeseen. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including, among others, the risks we face as described in the section entitled "Risk Factors" and elsewhere in this prospectus.

We believe it is important to communicate our expectations to our investors. There may be events in the future, however, that we are unable to predict accurately or over which we have no control. The risk factors listed in the section entitled "Risk Factors," as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described in the section entitled "Risk Factors" and elsewhere in this prospectus could negatively impact our business, operating results, financial condition and common stock price.

We are not obligated to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as otherwise required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus and other statements made from time to time from us or our representatives, might not occur. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

                                     SUMMARY

The items in the following summary are described in more detail later in this prospectus. This summary provides an overview of selected information and does not contain all the information you should consider. Therefore, you should also read the more detailed information contained in this prospectus, including the financial statements.

                               ABOUT THIS OFFERING

We are registering shares of our common stock for resale from time to time by the Selling Stockholders. In August and September 2003, we issued in a private placement an aggregate of 3,208,556 shares of common stock, together with warrants exercisable for an aggregate of 1,604,278 shares of common stock to certain of the Selling Stockholders. The shares and warrants were issued in units of two shares and one warrant. Each warrant is exercisable for one share of common stock. Investors paid $0.935 for each unit, which price represented a 15% discount from the market price of two shares, calculated over a ten day period as of the initial closing. We received net cash proceeds after broker and finder's fees of approximately $1,345,000 from the private placement. These proceeds were used for working capital and general corporate purposes. The shares include shares that are presently outstanding and shares that are issuable upon the exercise of warrants. The Selling Stockholders purchased the shares and warrants in a private placement or received them as compensation.

The Selling Stockholders and the specific number of shares that they each may resell through this prospectus are listed beginning on page 12. The shares offered for resale by this prospectus include the following:

          o 2,012,996 shares that are presently outstanding and owned by the Selling Stockholders; and

          o 1,668,917 shares that may be acquired by the Selling Stockholders upon the exercise of the warrants.

This prospectus may only be used where it is legal to offer and sell the shares covered by this prospectus. We have not taken any action to register or obtain permission for this offering or the distribution of this prospectus in any country other than the United States.

The number of shares outstanding before and after this offering are set forth below:

          o    Common stock outstanding before the offering 10,975,259 shares

          o    Common stock to be outstanding after the offering.
               12,644,176 shares

The number set forth above for the shares of our common stock outstanding before this offering is the number of shares outstanding on April 20, 2006. The number of shares of common stock outstanding after this offering is based on the number of shares outstanding before the offering plus 1,668,917 shares that are issuable to the Selling Stockholders upon the exercise of the warrants purchased in the private placement.

                                ABOUT OUR COMPANY

We are a nutrition technology company that was incorporated in the state of Delaware in April 1995. Our mission is to discover, develop, and commercialize nutritional products to improve health, manage chronic disease, and enhance existing therapies that are patentable and are substantiated by well-controlled clinical trials conducted at leading university research centers. Our principal areas of focus include sports performance, weight loss, and management of Type II diabetes. Our products can be marketed without prior approval from the Food and Drug Administration, which we sometimes refer to as the FDA, under current regulatory guidelines. We employ multiple strategies for the commercialization of our technologies: 1) launch a brand via highly targeted consumer channels, 2) license the technology to a major food or drug company, or 3) a combination of both the methods described in 1) and 2).

We are focused on developing patented protein-based nutrition products using two core technology platforms. One platform involves the activation of biochemical pathways by specific nutritional compositions to enhance muscle growth, energy, and transport pathways. Using this nutritional technology platform, our research efforts have been directed to product development for 1) improving exercise performance, 2) post-surgical muscle recovery, and 3) oral rehydration. The second technology platform involves stimulation of specific satiety peptides that are released in the stomach. Using this nutritional technology platform, our research efforts have been directed in development of 1) appetite suppression and weight loss, and 2) management of Type II diabetes.

ACTIVATION OF MUSCLE GROWTH, ENERGY, AND TRANSPORT PATHWAYS

Exercise Performance

Our research into factors influencing exercise performance and muscle growth and recovery has led to the development and commercialization of a new generation of sports and recovery drinks. The key to our technology is the specific ratio in which protein is combined with carbohydrate. We have two patents on this technology and over 18 studies have been published demonstrating that products based on this technology can extend endurance, reduce muscle damage, improve rehydration, and accelerate muscle recovery. Our research in exercise performance has led to the introduction and commercialization of a number of products for the aerobic and strength training athlete. These include:

          o    ENDUROX (R)/ENDUROX EXCEL(R) - Introduced in May 1996 and
               March 1997.
          o    ENDUROX(R) R(4)(TM) Recovery Drink - Introduced in February 1999
          o    ACCELERADE(R) Sports Drink - Introduced in June 2001
          o    NUTRIENT TIMING SYSTEM(R) ("NTS") Products - Introduced in
               March 2004
          o    ACCEL GEL(R) - Introduced in February 2004

The NTS products were developed to address the needs of the strength athlete using our patented technology involving the combination of protein and carbohydrate. The NTS products consisted of MUSCLEADE(R), a sports drink; COUNTDOWN(R), a recovery product; and NTS PROTEIN(R), a protein supplement. To assist in our marketing of these products, in December 2003 we acquired all of the outstanding shares of Strong Research Co., a research-based educational company that focused on the strength-training athlete. These products were launched in GNC in March 2004 and were sold exclusively in GNC locations through January 2005. In March 2005, we were informed by representatives of GNC that GNC would discontinue our NTS line of strength training products. We determined that we were required to write off the value of our own inventory of NTS products. The inventory of NTS products at December 31, 2004, was approximately $679,000. During 2005, we wrote off an additional $93,255 of books and other ancillary products relating to the NTS product line not previously written off in 2004.

On February 22, 2006, pursuant to an Asset Purchase Agreement of the same date, we sold to Mott's LLP the patents, trademarks, web sites, and other intellectual property related to the our ACCELERADE(R) and ENDUROX (R) sports nutrition product lines for $4,000,000 in cash and potential future royalty payments. Simultaneously, we entered into a License Agreement with Mott's giving us the exclusive, royalty free right to continue to sell our sports nutrition products in powder, gel and pill form. Consequently, we will continue to sell our current sports nutrition products in the same manner as prior to the sale of the intellectual property assets.

If Mott's launches a product using the purchased assets, we will receive royalty payments for a finite period following such launch, subject to an annual limitation on the amount of the royalty. There are no minimum royalties and there is no specific time by which Mott's must launch a product, but we will have the option to repurchase the assets if a product is not launched within a time specified in the Asset Purchase Agreement.

Post-Surgical Muscle Recovery

Scientific insights emanating from our discoveries in sports nutrition have led to a potentially new and exciting medical application. Individuals undergoing orthopedic surgery, particularly involving the shoulder, hip or knee, experience muscle atrophy that occurs as a normal consequence of muscle immobilization in the post-surgery period. The degree of muscle atrophy a patient experiences significantly impacts health care costs and quality of life. We are currently evaluating a novel nutritional formulation that has the potential of slowing muscle atrophy following a period of forced immobilization. Such a product could have enormous benefit for the 1.6 million patients who undergo arthroscopy and muscle and knee replacement operations each year, and the 5 million patients who suffer a sports related injury. A clinical study to examine the effectiveness of this formulation is underway. We have filed one patent on this technology and plan to file additional patents in the future.

Oral Rehydration

Another scientific byproduct of our research on the effects of protein has been the identification of nutritional formulas that can enhance sodium transport. Such products would have widespread medical application in treating dehydration commonly associated with vomiting and diarrhea. We anticipate completing studies and filing patents for this indication in 2006.

ACTIVATION OF SATIETY PEPTIDES

Weight Loss

Satiety peptides have been shown to reduce food intake and suppress appetite in humans. Our research has specifically focused on developing nutritional formulations that can stimulate cholecystokin (CCK), one the body's primary satiety peptides. CCK is normally released after a meal, particularly one high in fat and protein. CCK is often called the "feel full" protein because when it is released it gives a feeling of fullness and signals the brain to terminate the meal. The objective of our research is to develop a nutritional composition that stimulates and extends the duration of action of CCK in a calorically efficient way, i.e. to cause a release of CCK with 30-40 calories of specific nutrients rather than 1,000 calories.

The first product we commercialized using this technology was SATIETROL(R) that was released in April 2000. This was followed by the introduction of a meal replacement product called SATIETROL COMPLETE(R) in January 2001. Clinical studies showed that both of these products could reduce hunger and reduce caloric intake. In June 2001, we signed an exclusive worldwide agreement with GlaxoSmithKline, which we sometimes refer to as GSK, for our weight loss technology. Under this agreement, we received an initial payment of $1,000,000 and received a subsequent milestone payment of $250,000. GSK subsequently terminated the agreement in September 2002 with all rights reverting back to us.

We have continued research in this area in order to develop a more effective composition that could be incorporated into different forms (ready-to-drink beverage and chewable tablet) and also has the potential to be added to food and increase the satiation property of the food to which it was added. Starting in the third quarter of 2003, we funded a number of clinical studies on an improved formulation. The new formulation was shown to be significantly better than the previous product in reducing caloric intake, slowing gastric emptying, and extending a feeling of satiation following a meal. We have seven patents on our appetite suppressant technology with additional patents pending. We anticipate launching a product using the improved technology under the trade name SATIETRIM(R) in late 2006.

Type II Diabetes

Our appetite suppression technology may also have potential for the treatment of Type II diabetes, the fastest growing chronic condition in the U.S., affecting an estimated 46 million people. We have instituted clinical trials to measure the effectiveness of our formulation in controlling blood glucose.

Our principal executive offices are located at 100 Matawan Road, Suite 420, Matawan, New Jersey 07747, and our telephone number is (732) 739-2900. Our web site is located at www.pacifichealthlabs.com. Our web site and the information contained on that site, or connected to that site, are not incorporated into and do not constitute part of this prospectus.

                          SUMMARY FINANCIAL INFORMATION

The summary statement of operations shown below for the years ended December 31, 2005 and December 31, 2004 and the selected balance sheet data as of December 31, 2005 and December 31, 2004 are derived from our audited financial statements included elsewhere in this prospectus. When you read this summary financial information, it is important that you also read the historical financial statements and related notes included in this prospectus, as well as "Management's Discussion and Analysis of Financial Condition and Results of Operations." Historical results are not necessarily indicative of future results.

Summary Statement of Operations

                                                                                   Year Ended             Year Ended
                                                                            December 31, 2005      December 31, 2004
                                                                            -----------------      -----------------

     Revenue                                                                      $ 5,444,558            $ 6,807,271

     Costs of goods sold                                                            3,502,919              4,278,222

     Gross profit                                                                   1,941,639              2,529,049

     Operating expenses:
       Selling, general and administrative                                          3,721,567              4,620,388
       Research and development                                                       195,242                144,961
       Depreciation                                                                    64,638                 50,951
       Patent impairment                                                                   --                137,138
                                                                                  -----------            -----------
         Total operating expenses                                                   3,981,447              4,953,438
     Interest expense, net of interest income                                          97,678                 87,921
     (Benefit) provision for income taxes                                          (1,503,410)                 8,786
     Preferred dividends                                                              (18,334)                     -
                                                                                  -----------            -----------
     Net loss applicable to common stockholders                                   $  (652,410)           $(2,521,096)
                                                                                  ===========            ===========
     Net loss per common share                                                    $     (0.06)           $     (0.25)
                                                                                  ===========            ===========
     Weighted common average shares outstanding - basic and diluted                10,242,141             10,234,068
                                                                                  ===========            ===========

Selected Balance Sheet Data

                                                                            December 31, 2005      December 31, 2004
                                                                            -----------------      -----------------

     Cash and cash equivalents                                                    $   138,487            $    25,832

     Accounts receivable, net                                                         187,835                430,580

     Other current assets                                                           2,706,781              1,975,155

     Long-term assets                                                                  85,750                145,669

     Current liabilities                                                            2,045,970              2,329,875

     Stockholders' equity                                                             572,883                247,361

                                  RISK FACTORS

This offering involves a high degree of risk. You should carefully consider the risks and uncertainties described below in addition to the other information contained in this prospectus, including the section entitled "Cautionary Statement Concerning Forward-Looking Statements" before deciding whether to invest in shares of our common stock. If any of the following risks actually occur, our business, financial condition or operating results could be harmed. In that case, the trading price of our common stock could decline, and you may lose part or all of your investment. These risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may also impair our business operations and adversely affect the market price of our common stock.

                          RISKS RELATING TO OUR COMPANY

OUR REVENUES AND RESULTS OF OPERATIONS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2005 DID NOT MEET OUR EXPECTATIONS AND WE HAVE A HISTORY OF OPERATING DEFICITS.

Our revenues for the fiscal year ending December 31, 2005 did not meet our original expectations. In addition, we had a net loss for the year versus a small profit as originally anticipated. This continues our history of operating deficits.

We have not able to sustain our operations from revenues provided by operations and have relied instead on the proceeds of our 1997 initial public offering, subsequent private placements of securities, and sales of certain assets. At December 31, 2005, we had accumulated losses of $16,209,506. We cannot assure investors that we will be profitable in the future.

WE MAY NEED ADDITIONAL CAPITAL, WHICH MAY NOT BE AVAILABLE TO US.

We may require funds in excess of our existing cash resources to fund operating deficits, develop new products, establish and expand our manufacturing capabilities, and finance general and administrative and research activities. In particular, we may need additional capital to:

          o    increase distribution of our sports performance products;

          o complete research and development of, and potentially launch, our new version of our weight loss products;

          o initiate and conduct clinical trials of weight loss products for Type 2 diabetics; and

          o fund general working capital requirements if we continue to experience deficits.

Due to market conditions at the time we may need additional funding, or due to our own financial condition at that time, it is possible that we will be unable to obtain additional funding as and when we need it. If we are able to obtain capital it may be on unfavorable terms or terms which excessively dilute existing shareholders or otherwise negatively affect the interests of existing shareholders. If we are unable to obtain additional funding as and when needed, we could be forced to delay our development, marketing and expansion efforts and, if we continue to experience losses, potentially cease operations.

WE ARE DEPENDENT ON A FEW SIGNIFICANT CUSTOMERS AND MAY BE ADVERSELY AFFECTED IF THOSE CUSTOMERS DISCONTINUE THEIR RELATIONSHIPS WITH US.

Our largest customer, General Nutrition Centers, accounted for approximately 30% of net sales in 2005 and 33% of net sales in 2004. Another customer, Performance, Inc., accounted for approximately 20% of net sales in 2005 and 17% of net sales in 2004. The loss of GNC or Performance, Inc. as customers, the loss of a significant number of other major customers, or a significant reduction in purchase volume by or financial difficulty of such customers could significantly reduce our revenues. We have no agreement with or commitment from any customer to make future purchases. Because we have no agreements with GNC or Performance, Inc., we cannot be certain that GNC or Performance, Inc. will continue as a major customer. In addition, a significant change in the financial or competitive position of our major customers could affect us. In March 2004, we launched our NUTRIENT TIMING SYSTEM product line in GNC stores and sold the product line exclusively in GNC locations through January 2005. In March 2005, representatives of GNC informed us that they would discontinue this product line. Deferred revenues for consigned inventory at GNC were $369,068 as of December 31, 2005.

WE FACE SUBSTANTIAL COMPETITION.

Following the asset sale of our sports drink intellectual property, we will only be manufacturing and distributing powder versions of ACCELERADE(R) and ENDUROX(R) R(4)(TM) as well as ACCEL GEL(R). Our primary marketing focus will be the serious endurance athlete (cyclist, runner, triathlete and swimmer) as well as team sports. There are a number of companies that currently market products competitive to ENDUROX(R) R(4)(TM) and ACCELERADE(R). The major companies include Cytosport, PowerBar, EAS, and Clif Bar. Increased competitive activity from such companies could make it more difficult for us to establish market share since such companies have greater financial and other resources available to them and possess far more extensive manufacturing, distribution and marketing capabilities than we.

The weight loss market, in which SATIETRIM(R) will compete, is a very competitive market place. Weight loss products tend to fall into four categories including: herbal supplements, meal replacement products (e.g., Slim Fast), food plans (e.g., Weight Watchers) and prescription products (e.g., Xenical). Today, weight loss products are manufactured by dietary supplement manufacturers, pharmaceutical manufacturers, diet food companies, and over-the-counter drug companies. Intense competitive activity in this market could make it difficult for us to establish market share, as most of the companies that have products in this category have greater financial, marketing, sales, manufacturing, and distribution resources than we have.

We believe that long-term success in the marketplace for any of our products will be dependent on the proprietary nature of our formulas as well as such factors as distribution and marketing capabilities.

WE HAVE NO MANUFACTURING CAPABILITIES AND WE ARE DEPENDENT UPON OTHER COMPANIES TO MANUFACTURE OUR PRODUCTS.

We have no manufacturing facilities and have no present intention to manufacture any of our products. We are dependent upon relationships with independent manufacturers to fulfill our product needs. We use at least five manufacturers for various parts of the manufacturing processes for our products. We believe these are small privately held firms. We generally have no contracts, oral or written, with these manufacturers other than individual purchase orders for current quantities which do not contain any terms other than those related to the current quantities. However, on January 28, 2005, we entered into an Exclusive Custom Manufacturing Agreement with an affiliate of our investor, Hormel Health Labs. This agreement provides for the exclusive manufacturing and processing of our powered sports drinks at fixed prices. The initial term of the agreement is one year, and was extended in August 2005 to two years.

Because the manufacturing processes, which our contract manufacturers perform, are fairly standard in the industry, we believe that there are a large number of manufacturers who could provide us with these services if our current contract manufacturers are unavailable for any reason or seek to impose unfavorable terms. Our ability to market and sell our products requires that such products be manufactured in commercial quantities and in compliance with applicable federal and state regulatory requirements. In addition, we must be able to manufacture our products at a cost that permits us to charge a price acceptable to the customer while also accommodating distribution costs and third-party sales compensation. Competitors who do own their own manufacturing may have an advantage over us with respect to pricing, availability of product and in other areas through their control of the manufacturing process.

GOVERNMENT REGULATION OF THE PROCESSING, FORMULATION, PACKAGING, LABELING AND ADVERTISING OF OUR PRODUCTS CAN IMPACT OUR ABILITY TO MARKET PRODUCTS.

We market products that fall under two types of Food and Drug Administration regulations: dietary supplements and nutritional supplements. A dietary supplement is:

          o a product (other than tobacco) that is intended to supplement the diet that bears or contains one or more of the following dietary ingredients: a vitamin, a mineral, an herb or other botanical, an amino acid, a dietary substance for use by man to supplement the diet by increasing the total daily intake, or a concentrate, metabolite, constituent, extract, or combinations of these ingredients; and

          o    intended for ingestion in pill, capsule, tablet, or liquid form;
               and

          o not represented for use as a conventional food or as the sole item of a meal or diet; and

          o    labeled as a "dietary supplement."

Nutritional supplements are food products and contain Generally Regarded As Safe
(GRAS) ingredients. Nutritional supplements and dietary supplements must follow labeling guidelines outlined by the FDA. Neither nutritional supplements nor dietary supplements require FDA or other government approval or notification to market in the United States.

Under the Dietary Supplement Health and Education Act of 1994, companies that manufacture and distribute dietary supplements are limited in the statements that they are permitted to make about nutritional support on the product label without FDA approval. In addition, a manufacturer of a dietary supplement must have substantiation for any such statement made and must not claim to diagnose, mitigate, treat, cure or prevent a specific disease or class of disease. The product label must also contain a prominent disclaimer. These restrictions may restrict our flexibility in marketing our product.

We believe that all of our existing and proposed products are nutritional supplements or dietary supplements that do not require governmental approvals to market in the United States. Our current products are classified as follows:

Dietary Supplements

          o    ENDUROX(R) Natural Workout Supplement

          o    ENDUROX EXCEL(R) Natural Training Supplement

Nutritional Supplements

          o    ENDUROX(R) R(4)(TM) Performance/Recovery Drink

          o    ACCELERADE(R) Sports Drink

          o    SATIETROL(R) Natural Appetite Control

          o    SATIETROL COMPLETE(R) Meal Replacement

          o    ACCEL GEL(R)

The processing, formulizing, packaging, labeling and advertising of such products, however, are subject to regulation by one or more federal agencies including the FDA, the Federal Trade Commission, the Consumer Products Safety Commission, the Department of Agriculture and the Environmental Protection Agency. Our activities also are subject to regulation by various agencies of the states and localities in which our products are sold. Among other things, such regulation puts a burden on our ability to bring products to market. Any changes in the current regulatory environment could impose requirements which would make bringing new products to market more expensive or restrict the ways we can market our products.

No governmental agency or other third party makes a determination as to whether our products qualify as nutritional supplements, dietary supplements or neither. We make this determination based on the ingredients contained in the products and the claims we make for the products.

WE ARE DEPENDENT UPON OUR CHIEF EXECUTIVE OFFICER AND PRESIDENT AND THE LOSS OF HIS SERVICES COULD HAVE A MATERIAL ADVERSE IMPACT ON US.

We have relied extensively on the services of Dr. Robert Portman, who currently serves as our Chief Executive Officer, President, Chief Scientific Officer and Chairman of our Board of Directors. Dr. Portman plays a key role in our management and the loss of his services would materially and adversely affect us and our prospects.

WE MAY BE SUBJECT TO PRODUCT LIABILITY CLAIMS AND MAY NOT HAVE ADEQUATE INSURANCE TO COVER SUCH CLAIMS.

Like other retailers, distributors and manufacturers of products that are designed to be ingested, we face an inherent risk of exposure to product liability claims in the event that the use of our products results in injury. With respect to product liability claims, we have coverage of $5,000,000 per occurrence and in the aggregate. Because our policies are purchased on a year-to-year basis, industry conditions or our own claims experience could make it difficult for us to secure the necessary insurance at a reasonable cost. In addition, we may not be able to secure insurance that will be adequate to cover liabilities. We generally do not obtain contractual indemnification from parties supplying raw materials or marketing our products. In any event, any such indemnification is limited by its terms and, as a practical matter, to the creditworthiness of the other party. In the event that we do not have adequate insurance or contractual indemnification, liabilities relating to defective products could require us to pay the injured parties' damages which are significant compared to our net worth or revenues.

WE MAY BE ADVERSELY AFFECTED BY UNFAVORABLE PUBLICITY RELATING TO OUR PRODUCT OR SIMILAR PRODUCTS MANUFACTURED BY OUR COMPETITORS.

We believe that the dietary and nutritional supplement market is affected by national media attention regarding the consumption of these products. Future scientific research or publicity may be unfavorable to the dietary and nutritional supplement market generally or to any particular product and may be inconsistent with earlier favorable research or publicity. Adverse publicity associated with illness or other adverse effects resulting from the consumption of products distributed by other companies that are similar to our products could reduce consumer demand for our products and consequently our revenues. This may occur even if the publicity does not relate to our products. Adverse publicity directly concerning our products could be expected to have an immediate negative effect on the market for that product.

WE DEPEND ON PATENTS AND OTHER PROPRIETARY TECHNOLOGIES THAT WE MAY NOT BE ABLE TO OBTAIN, AND THE PATENTS WE HOLD MAY NOT PROTECT OUR POSITION.

Our long-term success will substantially depend upon protecting our technology from infringement, misappropriation, discovery and duplication. To the extent we do not have patents on our products, a competitor could replicate our products. Patents that we do obtain may not provide meaningful protection or significant competitive advantages over competing products, due to the complexity of the legal and scientific issues involved in patent defense and litigation. For example, our use patent on ciwujia might not prevent sale of a product using this herb with a claimed benefit or use that was not covered by our patent.

Because of the complexity of the legal and scientific issues involved in patent prosecutions, we cannot be sure that any future patent applications for new products will be granted, and we cannot be sure that any of our pending patent applications will be granted. We cannot be sure our patent rights will provide meaningful protection against others duplicating our products because of the complexity of the legal and scientific issues that could arise in litigation over these issues. Furthermore, patent applications are maintained in secrecy in the United States until the patents are approved, and in most foreign countries for a period of time following the date from which priority is claimed. A third party's pending patent applications may cover any technology that we currently are developing.

WE HAVE LIMITED THE LIABILITY OF OUR DIRECTORS AND OFFICERS FOR BREACHES OF THE DUTY OF CARE.

Our certificate of incorporation limits the liability of our directors for monetary damages for breaches of directors' fiduciary duty of care. This provision may reduce the likelihood of derivative litigation against directors and may discourage or deter shareholders or management from suing directors for breaches of their duty of care, even though such an action, if successful, might otherwise benefit our shareholders and us. In addition, our bylaws provide for the indemnification of directors and officers in connection with civil, criminal, administrative or investigative proceedings when acting in their capacities as agents for us.

                         RISKS RELATED TO THIS OFFERING

BECAUSE OUR COMMON STOCK IS TRADED ON THE OTC BULLETIN BOARD, YOUR ABILITY TO SELL YOUR SHARES IN THE SECONDARY TRADING MARKET MAY BE LIMITED.

Our common stock currently is traded on the over-the-counter market on the OTC Bulletin Board. Consequently, the liquidity of our common stock is limited, not only in the number of shares that are bought and sold, but also through delays in the timing of transactions, and coverage by security analysts and the news media, if any, of us. As a result, prices for shares of our common stock may be lower than might otherwise prevail if our common stock was quoted on the Nasdaq Stock Market or traded on a national securities exchange, like The New York Stock Exchange or American Stock Exchange.

BECAUSE OUR SHARES ARE "PENNY STOCKS," YOU MAY HAVE DIFFICULTY SELLING THEM IN THE SECONDARY TRADING MARKET.

Federal regulations under the Securities Exchange Act of 1934, as amended (referred to in this prospectus as the Exchange Act) regulate the trading of so-called "penny stocks," which are generally defined as any security not listed on a national securities exchange or Nasdaq, priced at less than $5.00 per share and offered by an issuer with limited net tangible assets and revenues. Since our common stock currently trades on the OTC Bulletin Board at less than $5.00 per share, our common stock is a "penny stock" and may not be traded unless a disclosure schedule explaining the penny stock market and the risks associated therewith is delivered to a potential purchaser prior to any trade.

In addition, because our common stock is not listed on Nasdaq or any national securities exchange and currently trades at less than $5.00 per share, trading in our common stock is subject to Rule 15g-9 under the Exchange Act. Under this rule, broker-dealers must take certain steps prior to selling a "penny stock," which steps include:

          o    obtaining financial and investment information from the investor;

          o obtaining a written suitability questionnaire and purchase agreement signed by the investor; and

          o providing the investor a written identification of the shares being offered and the quantity of the shares.

If these penny stock rules are not followed by the broker-dealer, the investor has no obligation to purchase the shares. The application of these comprehensive rules will make it more difficult for broker-dealers to sell our common stock and our shareholders, therefore, may have difficulty in selling their shares in the secondary trading market.

SALES OF A SUBSTANTIAL NUMBER OF SHARES OF OUR COMMON STOCK IN THE PUBLIC MARKET, INCLUDING THE SHARES OFFERED UNDER THIS PROSPECTUS AND UNDER OTHER REGISTRATION STATEMENTS, COULD LOWER OUR STOCK PRICE AND IMPAIR OUR ABILITY TO RAISE FUNDS IN NEW STOCK OFFERINGS.

Future sales of a substantial number of shares of our common stock in the public market, including the shares offered under this prospectus, under other registration statements and shares available for resale under Rule 144(k) under the Securities Act of 1933, as amended (referred to in this prospectus as the Securities Act) or the perception that such sales could occur, could adversely affect the prevailing market price of our common stock and could make it more difficult for us to raise additional capital through the sale of equity securities. We filed this registration statement pursuant to an investor rights agreement with the holders of the common stock and warrants purchased in our August and September 2003 private placement. We are required under a related investor rights agreement to use our reasonable best efforts to cause this registration statement to remain effective until the earlier of (1) the sale of all the shares of our common stock covered by this registration statement; or
(2) such time as the Selling Stockholders named in this registration statement become eligible to resell the shares of our common stock that they hold and the shares of our common stock issuable upon exercise of their warrants pursuant to Rule 144(k) under the Securities Act.

OUR STOCK PRICE MAY BE VOLATILE AND YOUR INVESTMENT IN OUR COMMON STOCK COULD SUFFER A DECLINE IN VALUE.

The market price of our common stock may fluctuate significantly in response to a number of factors, some of which are beyond our control. These factors include:

          o announcements of research activities and technology innovations or new products by us or our competitors;

          o changes in market valuation of companies in our industry generally;

          o    variations in operating results;

          o    changes in governmental regulations;

          o results of research studies of our products or our competitors' products;

          o regulatory action or inaction on our products or our competitors' products;

          o    changes in our financial estimates by securities analysts;

          o    general market conditions for companies in our industry;

          o    broad market fluctuations; and

          o    economic conditions in the United States or abroad.

THE MARKET FOR OUR STOCK HAS NOT BEEN LIQUID.

Prior to the date of this prospectus, the average daily trading volume of our common stock during the previous six months has been less than 60,000 shares. Therefore, holders of our common stock may have difficulty selling their shares in the public markets, and one or more investors seeking to sell a substantial number of shares purchased in this offering could significantly depress the market price for our common stock.

PROVISIONS IN OUR CHARTER DOCUMENTS AND DELAWARE LAW COULD DISCOURAGE OR PREVENT A TAKEOVER, EVEN IF AN ACQUISITION WOULD BE BENEFICIAL TO OUR SHAREHOLDERS.

Provisions of our certificate of incorporation and bylaws, as well as provisions of Delaware law, could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our shareholders. For instance, under our certificate of incorporation, our Board of Directors has the authority to issue "blank check" preferred stock without stockholder approval and thus increase the number of outstanding shares of our capital stock and thwart a takeover attempt.

We refer you to the section of this prospectus entitled "Description of Capital Stock" for more information on the specific provisions of our certificate of incorporation, our bylaws and Delaware law that could discourage, delay or prevent a change of control of us.

OUR DIRECTORS AND EXECUTIVE OFFICERS OWN A SIGNIFICANT NUMBER OF SHARES OF OUR COMMON STOCK TO CONTROL OUR COMPANY, WHICH COULD DISCOURAGE OR PREVENT A TAKEOVER, EVEN IF AN ACQUISITION WOULD BE BENEFICIAL TO OUR STOCKHOLDERS.

Our directors and executive officers own or control approximately 26.9% of our outstanding voting power. Accordingly, these stockholders, individually and as a group, may be able to influence the outcome of stockholder votes, involving votes concerning the election of directors, the adoption or amendment of provisions in our certificate of incorporation and bylaws and the approval of certain mergers or other similar transactions, such as a sale of substantially all of our assets. Such control by existing stockholders could have the effect of delaying, deferring or preventing a change in control of us.

EXERCISE OF OUTSTANDING OPTIONS AND WARRANTS WILL DILUTE STOCKHOLDERS AND COULD DECREASE THE MARKET PRICE OF OUR COMMON STOCK.

As of April 20, 2006, we had issued and outstanding 10,975,259 shares of common stock, 90,909 shares of our Series A Preferred Shares (equivalent to 909,091 shares of our common stock) and outstanding options and warrants to purchase 2,370,644 additional shares of common stock, in addition to the 1,668,917 shares issuable upon exercise of warrants that may be resold under this prospectus. The existence of the outstanding options and warrants may adversely affect the market price of our common stock and the terms under which we could obtain additional equity capital.

WE DO NOT PAY CASH DIVIDENDS, SO ANY RETURN ON YOUR INVESTMENT MUST COME FROM APPRECIATION.

We do not intend to pay any cash dividends in the foreseeable future and, therefore, any return on your investment in our common stock must come from increases in the fair market value and trading price of our common stock.

We have 90,909 shares of Series A Preferred Stock outstanding. Cumulative annual dividends accrue at the rate of $.022 on each share of Series A Preferred Stock outstanding. We are not required to pay accrued dividends except in connection with the liquidation, merger or sale of our business and certain other events. However, no dividends may be paid on common stock unless all accrued dividends on the Series A Preferred Stock have been paid. The holders of the Series A Preferred Stock are also entitled to participate in any dividends paid to holders of common stock on an as-converted basis.

WE MAY ISSUE ADDITIONAL EQUITY SECURITIES THAT WILL DILUTE YOUR SHARE OWNERSHIP.

We may issue additional equity securities to raise capital and through the exercise of options and warrants that are outstanding or may be outstanding. These additional issuances will dilute your share ownership.

                               RECENT DEVELOPMENTS

On February 22, 2006, pursuant to an asset purchase agreement of the same date, we sold to Mott's LLP, a division of Cadbury Schweppes, the patents, trademarks, websites and other intellectual property related to our ACCELERADE(R) and ENDUROX(R) sports nutritIon product lines for $4,000,000 in cash and potential royalty payments. Simultaneously, we entered into a license agreement with Mott's giving us the exclusive, royalty-free right to continue to sell our sports nutrition products in powder, gel and pill form. Consequently, we will continue to market our current sports nutrition products in the same manner as prior to the sale of such intellectual property assets. If Mott's launches a product using the purchased intellectual property assets, we will receive royalty payments for a finite period following such launch, subject to an annual limitation on the amount of such royalty. There are no minimum royalties and there is no specific time by which Mott's must launch a product, but we will have the option to repurchase the assets if a product is not launched within the time period specified in the asset purchase agreement.

On January 28, 2005, we issued and sold 90,909 shares of Series A Preferred Stock to Hormel Health Labs, LLC for an aggregate purchase price of $1,000,000 or $11.00 per share. The Series A Preferred Stock issued to Hormel is convertible into an aggregate 909,091 shares of common stock, subject to certain adjustments. Cumulative annual dividends will accrue at the rate of $.022 on each share of Series A Preferred Stock outstanding. Although we are not required to pay these accrued dividends except in connection with certain events, such as a liquidation, merger, or sale of our company, no dividends may be paid on our common stock unless all accrued dividends on the Series A Preferred Stock have been paid. The holders of the Series A Preferred Stock are also entitled to participate in any dividends paid to the holders of common stock on an as-converted basis. The holders of outstanding shares of Series A Preferred Stock are entitled to cast the number of votes equal to the number of whole shares of common stock into which such shares are convertible as of the record date for determining stockholders entitled to vote on such matter. This transaction is discussed in more detail under "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                 USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares offered under this prospectus by the Selling Stockholders. This offering is intended to satisfy our obligations to register, under the Securities Act, the resale of the shares of our common stock, including shares of our common stock that will be issued to the Selling Stockholders upon the exercise of warrants held by them, that we issued to the Selling Stockholders in a private placement or as compensation.

                              SELLING STOCKHOLDERS

All of the Selling Stockholders named below acquired or have the right to acquire upon the exercise of warrants the shares of our common stock being offered under this prospectus directly from us in a private transaction or as compensation. The following table sets forth information known to us with respect to the beneficial ownership of our common stock as of April 20, 2006 by the Selling Stockholders as provided by the Selling Stockholders. In accordance with the rules of the Securities and Exchange Commission, beneficial ownership includes the shares issuable pursuant to warrants and options that are exercisable within 60 days of April 20, 2006. Shares issuable pursuant to warrants and options are considered outstanding for computing the percentage of the person holding the warrants and options but are not considered outstanding for computing the percentage of any other person.

The percentage of beneficial ownership for the following table is based on 10,975,259 shares of common stock outstanding as of April 20, 2006. To our knowledge, except as indicated in the footnotes to this table, each person named in the table has sole voting and investment power with respect to all shares of common stock shown in the table to be beneficially owned by such person.

Except as indicated in the footnote to this table, none of the Selling Stockholders has had any position, office or other material relationship with us within the past three years. The table assumes that the Selling Stockholders will sell all of the shares offered by them in this offering. However, we are unable to determine the exact number of shares that will actually be sold or when or if these sales will occur. We will not receive any of the proceeds from the sale of the shares offered under this prospectus.

                                                        Shares Beneficially Amended             Shares Beneficially Owned
                                     Shares                Prior to the Offering                   After Completion of
                                   Subject to              ---------------------                   -------------------
                                   Options and                                                        the Offering
                                    Warrants                                                          ------------
                                   Exercisable       Total Shares                        Number of
                                within 60 days of    Beneficially                         Shares           Number of
Selling Stockholder              April 20, 2006         Owned         Percentage     Being Offered (1)   Shares Owned   Percentage
-------------------              --------------         -----         ----------     -----------------   ------------   ----------

Robert Portman (2)(3)               760,428          2,861,051          24.4%            481,284          2,379,767          18.0%

David Portman (3)(4)                 85,976            391,428           3.5             160,428            231,000           1.8

Stephen P. Kuchen (5)                85,348            106,044           1.0              16,044             90,000             *

R & R Opportunity Fund, LP                0             80,214             *              80,214                  0             0

William E. Bierlin, Jr.              26,738             26,738             *              26,738                  0             0

Hartzmark Investment, LLC            21,390             21,390                            21,390                  0             0
                                                                           *
Lawrence Kaplan                      26,738             26,738                            26,738                  0             0

Marian Heiser                             0             78,129             *              78,129                  0             0

Andrew E. & Anita Sandor             16,043             48,129             *              48,129                  0             0

Gerald Richter                       10,695             32,085             *              32,085                  0             0

Richter Homes, Inc.                  10,695             10,695             *              10,695                  0             0

Bedford Square Apartments            10,695             10,695             *              10,695                  0             0

Kenneth M. Reichle, Jr.              26,043             46,043             *              46,043                  0             0

Marvin & Muriel Kogod                26,043             26,043             *              26,043                  0             0

Richard Grobman                      21,390             21,390             *              21,390                  0             0

Frank Colen                          43,785             97,261             *              97,261                  0             0

Hymie Akst                           16,043             48,129             *              48,129                  0             0

Joseph C. & Joyce A. Pignotti        16,043             34,119             *              34,119                  0             0

Edward L. Ruch                       16,043             16,043             *              16,043                  0             0

Howard J. Synenberg                  32,085             96,255             *              96,255                  0             0

Mark Radzik                          10,695             10,695             *              10,695                  0             0

Steven Salaman                       26,738             26,738             *              26,738                  0             0

Lawrence J. & Camille S.             59,463             89,463             *              59,463             30,000             *
Rubinstein

                                                        Shares Beneficially Amended               Shares Beneficially Owned
                                     Shares                Prior to the Offering                     After Completion of
                                   Subject to              ---------------------                     -------------------
                                   Options and                                                          the Offering
                                    Warrants                                                            ------------
                                   Exercisable       Total Shares                        Number of
                                within 60 days of    Beneficially                         Shares           Number of
Selling Stockholder              April 20, 2006         Owned         Percentage     Being Offered (1)   Shares Owned   Percentage
-------------------              --------------         -----         ----------     -----------------   ------------   ----------

Robert S. Lowenthal                         0             80,214             *            80,214                  0             0

Yvonne K. Briggs                       10,388             10,388             *            10,388                  0             0

Georgie Stanley II Trust               26,738             80,214             *            80,214                  0             0

Michael Brett Stanley Trust            26,738             80,214             *            80,214                  0             0

Estate of Georgie W. Stanley           53,476             53,476             *            53,476                  0             0

Gregory Thomas Horn (6)               213,904            213,904           1.9           213,904                  0             0

Marsha Kay Horn Alford                 26,738             80,214             *            80,214                  0             0

Phyllis Cohen                          10,000             30,000             *            30,000                  0             0

Cherie Mintz                           10,000             30,000             *            30,000                  0             0

Robert Castille                        10,000             30,000             *            30,000                  0             0

Oscar Zimmerman                        10,000             10,000             *            10,000                  0             0

Jack Klatell                           10,695             32,085             *            32,085                  0             0

Stephen M. & Regena W. Bragin          10,000             30,000             *            30,000                  0             0

Lynn Taussig                                0             32,085             *            32,085                  0             0

Matthew Smith                         445,548          1,081,644           9.5           954,144            127,500           1.0

Ira Smith                              53,476             53,476             *            53,476                  0             0

Jeffery Finkle                         26,738             26,738             *            26,738                  0             0

Shawn Kreloff                          26,738             80,214             *            80,214                  0             0

Greenwich Investment Partners, L.P.    56,685            125,454           1.1           125,454                  0             0

Michael C. Esposito                    12,834             38,502             *            38,502                  0             0

Christopher T. and Amy S. Hagar        7,409              12,147             *            12,147                  0             0

Henry P. Williams                      12,720             24,720             *            24,720                  0             0

Oppenheimer & Co., Inc.                86,976             86,976             *            86,976                  0             0

Hartzmark Investment LLC for           10,800             10,800             *            10,800                  0             0
Delores Hartzmark

Bruce Hartzmark                         1,200              1,200             *             1,200                  0             0


(1) One third of number of shares being offered by each Selling Stockholder may be acquired by the Selling Stockholder upon the exercise of outstanding warrants.

(2) Robert Portman is our President, Chief Executive Office, Chief Scientific Officer and Chairman of the Board of PacificHealth.

(3)   Robert Portman and David Portman are siblings.

(4)   David Portman is a director of PacificHealth.

(5) Stephen Kuchen is a director and the Chief Financial Officer, Treasurer and Secretary of PacificHealth.

(6)   Gregory T. Horn is a former director of PacificHealth.

*  Less than 1%.

None of the Selling Stockholders is a broker-dealer. Two Selling Stockholders, Mr. Lawrence Kaplan and R&R Opportunity Fund, L.P. are affiliates of broker-dealers. In addition, Mr. Robert Lowenthal may be deemed to be an affiliate of a broker-dealer. As to each of these Selling Stockholders:

          o such Selling Stockholder acquired our shares and/or warrants exercisable for our shares included in this prospectus in the ordinary course of business; and

          o at the time the acquisition of the shares included in this prospectus, such Selling Stockholder had no agreement or understandings, directly or indirectly, with any person to distribute such securities.

                              PLAN OF DISTRIBUTION

We are registering the shares of common stock on behalf of the Selling Stockholders. Sales of shares may be made by Selling Stockholders, including their respective donees, transferees, pledgees or other successors-in-interest, directly to purchasers or to or through underwriters or broker-dealers or through agents. Sales may be made from time to time on the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to market prices, or at negotiated or fixed prices. The shares may be sold by one or more of, or a combination of, the following:

          o a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction (including crosses in which the same broker acts as agent for both sides of the transaction);

          o purchases by a broker-dealer as principal and resale by such broker-dealer, including resales for its account, pursuant to this prospectus;

          o ordinary brokerage transactions and transactions in which the broker solicits purchases;

          o    through options, swaps or derivatives;

          o    in privately negotiated transactions;

          o    in making short sales or in transactions to cover short sales;
               and

          o    put or call option transactions relating to the shares.

The Selling Stockholders may effect these transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The Selling Stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities.

The Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with those transactions, the broker-dealers or other financial institutions may engage in short sales of the shares or of securities convertible into or exchangeable for the shares in the course of hedging positions they assume with the Selling Stockholders. The Selling Stockholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery of shares offered by this prospectus to those broker-dealers or other financial institutions or loan or pledge shares of common stock to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares. The broker-dealer or other financial institution may then resell the shares pursuant to this prospectus (as amended or supplemented, if required by applicable law, to reflect those transactions).

The Selling Stockholders and any broker-dealers that act in connection with the sale of shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by broker-dealers or any profit on the resale of the shares sold by them while acting as principals may be deemed to be underwriting discounts or commissions under the Securities Act. The Selling Stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against liabilities, including liabilities arising under the Securities Act. We have agreed to indemnify each of the Selling Stockholders and each Selling Stockholder has agreed, severally and not jointly, to indemnify us against some liabilities in connection with the offering of the shares, including liabilities arising under the Securities Act.

The Selling Stockholders and any other persons participating in a distribution of the shares will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may restrict certain activities of, and limit the timing of purchases and sales of the shares by the Selling Stockholders and other persons participating in a distribution of the shares. Furthermore, under Regulation M, persons engaged in a distribution of the shares are prohibited from simultaneously engaging in market making and certain other activities with respect to the shares for a specified period of time prior to the commencement of such distributions subject to specified exceptions or exemptions. All of the foregoing may affect the marketability of the shares offered hereby. We have notified the Selling Stockholders that they will be subject to applicable provisions of the Exchange Act and its rules and regulations, including, among others, Rule 102 under Regulation M. These provisions may limit the timing of purchases and sales of any of the shares of our common stock by the Selling Stockholders. Rule 102 under Regulation M provides, with some exceptions, that it is unlawful for the Selling Stockholders or their affiliated purchasers to, directly or indirectly, bid for or purchase, or attempt to induce any person to bid for or purchase, for an account in which the Selling Stockholders or affiliated purchasers have a beneficial interest, any securities that are the subject of the distribution during the applicable restricted period under Regulation M. All of the above may affect the marketability of the shares of our common stock. To the extent required by law, we may require the Selling Stockholders, and their brokers, if applicable, to provide a letter that acknowledges compliance with Regulation M under the Exchange Act before authorizing the transfer of the Selling Stockholders' shares of common stock.

Selling Stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of Rule 144.

Upon being notified by a Selling Stockholder that a material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required pursuant to Rule 424(b) under the Securities Act, disclosing:

          o the name of each such selling security holder and of the participating broker-dealer(s);

          o    the number of shares involved;

          o    the initial price at which the shares were sold;

          o the commissions paid or discounts or concessions allowed to the broker-dealer(s), where applicable;

          o that such broker-dealer(s) did not conduct any investigation to verify the information set out in this prospectus; and

          o    other facts material to the transactions.

In addition, if required under applicable law or the rules or regulations of the Securities and Exchange Commission, we will file a supplement to this prospectus when a Selling Stockholder notifies us that a donee or pledgee intends to sell more than 500 shares of common stock.

We are paying all expenses and fees customarily paid by an issuer in connection with the registration of the shares. The Selling Stockholders will bear all brokerage or underwriting discounts or commissions paid to broker-dealers in connection with the sale of the shares.

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            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is currently traded on the over-the-counter market on the OTC Bulletin Board, under the symbol "PHLI" and was traded on the Nasdaq SmallCap Market, under the symbol "PHLIC" prior to August 20, 2003.

The following table sets forth, in dollars and cents (in lieu of fractions), the high and low sales prices of our common stock since January 1, 2004, as reported by the OTC Bulletin Board. The prices in the table may not represent actual transactions. These quotations reflect inter-dealer prices, without retail mark up, mark down or commissions and may not represent actual transactions.

                                                      High         Low
YEAR ENDING DECEMBER 31, 2006
     First Quarter                                    $1.24        $0.17
     Second Quarter (through April 20, 2006)           1.68         0.84

YEAR ENDING DECEMBER 31, 2005
     First Quarter                                    $0.92        $0.40
     Second Quarter                                   $0.63        $0.21
     Third Quarter                                    $0.35        $0.16
     Fourth Quarter                                   $0.40        $0.08

YEAR ENDING DECEMBER 31, 2004
     First Quarter                                    $0.75        $0.45
     Second Quarter                                   $0.85        $0.56
     Third Quarter                                    $1.50        $0.65
     Fourth Quarter                                   $0.95        $0.70


On April 20, 2006, the closing price of our common stock as reported by the OTC Bulletin Board was $1.40 per share.

HOLDERS

As of April 20, 2006, there were approximately 100 holders of record of our common stock. However, we believe that there are significantly more beneficial holders of our common stock as many beneficial holders have their stock in "street name".

DIVIDENDS

We have never paid or declared dividends upon our common stock and do not contemplate or anticipate paying any dividends on our common stock in the foreseeable future.

We have 90,909 shares of Series A Preferred Stock outstanding. Cumulative annual dividends accrue at the rate of $.022 on each share of Series A Preferred Stock outstanding. We are not required to pay accrued dividends except in connection with the liquidation, merger or sale of our business and certain other events. However, no dividends may be paid on common stock unless all accrued dividends on the Series A Preferred Stock have been paid. The holders of the Series A Preferred Stock are also entitled to participate in any dividends paid to holders of common stock on an as-converted basis.

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                                    BUSINESS

BUSINESS DEVELOPMENT

We are a nutrition technology company that was incorporated in the state of Delaware in April 1995. Our mission is to discover, develop, and commercialize nutritional products to improve health, manage chronic disease, and enhance existing therapies that are patentable and are substantiated by well-controlled clinical trials conducted at leading university research centers. Our principal areas of focus include sports performance, weight loss, and management of Type II diabetes. Our products can be marketed without prior FDA approval under current regulatory guidelines. We employ multiple strategies for the commercialization of our technologies: 1) launch a brand via highly targeted consumer channels, 2) license the technology to a major food or drug company, or
3) a combination of both the methods described in 1) and 2).

BUSINESS OF THE ISSUER

We are focused on developing patented protein-based nutrition products using two core technology platforms. One platform involves the activation of biochemical pathways by specific nutritional compositions to enhance muscle growth, energy, and transport pathways. Using this nutritional technology platform, our research efforts have been directed to product development for 1) improving exercise performance, 2) post-surgical muscle recovery, and 3) oral rehydration. The second technology platform involves stimulation of specific satiety peptides that are released in the stomach. Using this nutritional technology platform, our research efforts have been directed in development of 1) appetite suppression and weight loss, and 2) management of Type II diabetes.

ACTIVATION OF MUSCLE GROWTH, ENERGY, AND TRANSPORT PATHWAYS

Exercise Performance

Our research into factors influencing exercise performance and muscle growth and recovery has led to the development and commercialization of a new generation of sports and recovery drinks. The key to our technology is the specific ratio in which protein is combined with carbohydrate. We have two patents on this technology and over 18 studies have been published demonstrating that products based on this technology can extend endurance, reduce muscle damage, improve rehydration, and accelerate muscle recovery. Our research in exercise performance has led to the introduction and commercialization of a number of products for the aerobic and strength training athlete. These include:

          o    ENDUROX (R)/ENDUROX EXCEL(R) - Introduced in May 1996 and
               March 1997.
          o    ENDUROX(R) R(4)(TM) Recovery Drink - Introduced in February 1999
          o    ACCELERADE(R) Sports Drink - Introduced in June 2001
          o    NUTRIENT TIMING SYSTEM(R) ("NTS") Products - Introduced in
               March 2004
          o    ACCEL GEL(R) - Introduced in February 2004

The NTS products were developed to address the needs of the strength athlete using our patented technology involving the combination of protein and carbohydrate. The NTS products consisted of MUSCLEADE(R), a sports drink; COUNTDOWN(R), a recovery product; and NTS PROTEIN(R), a protein supplement. To assist in our marketing of these products, in December 2003 we acquired all of the outstanding shares of Strong Research Co., a research-based educational company that focused on the strength-training athlete. These products were launched in GNC in March 2004 and were sold exclusively in GNC locations through January 2005. In March 2005, we were informed by representatives of GNC that GNC would discontinue our NTS line of strength training products. We determined that we were required to write off the value of our own inventory of NTS products. The inventory of NTS products at December 31, 2004, was approximately $679,000. During 2005, we wrote off an additional $93,255 of books and other ancillary products relating to the NTS product line not previously written off in 2004.

On February 22, 2006, pursuant to an Asset Purchase Agreement of the same date, we sold to Mott's the patents, trademarks, web sites, and other intellectual property related to the our ACCELERADE(R) and ENDUROX(R) sports nutrition product lines for $4,000,000 in cash and potential future royalty payments. Simultaneously, we entered into a License Agreement with Mott's giving us the exclusive, royalty free right to continue to sell our sports nutrition products in powder, gel and pill form. Consequently, we will continue to sell our current sports nutrition products in the same manner as prior to the sale of the intellectual property assets.

If Mott's launches a product using the purchased assets, we will receive royalty payments for a finite period following such launch, subject to an annual limitation on the amount of the royalty. There are no minimum royalties and there is no specific time by which Mott's must launch a product, but we will have the option to repurchase the assets if a product is not launched within a time specified in the Asset Purchase Agreement.

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Post-Surgical Muscle Recovery

Scientific insights emanating from our discoveries in sports nutrition have led to a potentially new and exciting medical application. Individuals undergoing orthopedic surgery, particularly involving the shoulder, hip or knee, experience muscle atrophy that occurs as a normal consequence of muscle immobilization in the post-surgery period. The degree of muscle atrophy a patient experiences significantly impacts health care costs and quality of life. We are currently evaluating a novel nutritional formulation that has the potential of slowing muscle atrophy following a period of forced immobilization. Such a product could have enormous benefit for the 1.6 million patients who undergo arthroscopy and muscle and knee replacement operations each year, and the 5 million patients who suffer a sports related injury. A clinical study to examine the effectiveness of this formulation is underway. We have filed one patent on this technology and plan to file additional patents in the future.

Oral Rehydration

Another scientific byproduct of our research on the effects of protein has been the identification of nutritional formulas that can enhance sodium transport. Such products would have widespread medical application in treating dehydration commonly associated with vomiting and diarrhea. We anticipate completing studies and filing patents for this indication in 2006.

ACTIVATION OF SATIETY PEPTIDES

Weight Loss

Satiety peptides have been shown to reduce food intake and suppress appetite in humans. Our research has specifically focused on developing nutritional formulations that can stimulate cholecystokin (CCK), one the body's primary satiety peptides. CCK is normally released after a meal, particularly one high in fat and protein. CCK is often called the "feel full" protein because when it is released it gives a feeling of fullness and signals the brain to terminate the meal. The objective of our research is to develop a nutritional composition that stimulates and extends the duration of action of CCK in a calorically efficient way, i.e. to cause a release of CCK with 30-40 calories of specific nutrients rather than 1,000 calories.

The first product we commercialized using this technology was SATIETROL(R) that was released in April 2000. This was followed by the introduction of a meal replacement product called SATIETROL COMPLETE(R) in January 2001. Clinical studies showed that both of these products could reduce hunger and reduce caloric intake. In June 2001, we signed an exclusive worldwide agreement with GlaxoSmithKline ("GSK") for our weight loss technology. Under the Agreement, we received an initial payment of $1,000,000 and received a subsequent milestone payment of $250,000. GSK subsequently terminated the Licensing Agreement in September 2002 with all rights reverting back to us.

We have continued research in this area in order to develop a more effective composition that could be incorporated into different forms (ready-to-drink beverage and chewable tablet) and also has the potential to be added to food and increase the satiation property of the food to which it was added. Starting in the third quarter of 2003, we funded a number of clinical studies on an improved formulation. The new formulation was shown to be significantly better than the previous product in reducing caloric intake, slowing gastric emptying, and extending a feeling of satiation following a meal. We have seven patents on our appetite suppressant technology with additional patents pending. We anticipate launching a product using the improved technology under the trade name SATIETRIM(R) in late 2006.

Type II Diabetes

Our appetite suppression technology may also have potential for the treatment of Type II diabetes, the fastest growing chronic condition in the U.S., affecting an estimated 46 million people. We have instituted clinical trials to measure the effectiveness of our formulation in controlling blood glucose.

All of the our existing and proposed products are expected to be manufactured in the United States by third parties.

                         PRINCIPAL PRODUCTS AND MARKETS

ENDUROX EXCEL(R) DIETARY SUPPLEMENT

ENDUROX EXCEL(R) is a dietary supplement of which the principal ingredient is the herb ciwujia. Laboratory studies funded by us during 1995 at the University of North Texas Health Science Center in Fort Worth, Texas and the Institute of Nutrition and Food in China, have demonstrated that ENDUROX EXCEL(R) can have a beneficial effect on exercise performance. In December 1996, we were issued patent #5,585,101 for our ENDUROX(R) product.

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

ENDUROX(R) R(4)(TM) RECOVERY/PERFORMANCE DRINK

We launched ENDUROX(R) R(4)(TM) Performance/Recovery Drink in March 1999. Clinical trials that we funded during 1998 at the University of North Texas Health Science Center in Fort Worth, Texas and the Human Performance Lab at St. Cloud University in St. Cloud, Minnesota showed that when tested against the nation's leading sports drink, ENDUROX(R) R(4)(TM) delivered equal hydration effectiveness while enhancing performance and extending endurance by 55%, decreasing post-exercise muscle stress by 36%, reducing free radical build-up by 69%, and increasing the replenishment of muscle glycogen following exercise. These results have been published in a peer-review journal. In April 2000, we were issued patent #6,051,236 for ENDUROX(R) R(4)(TM) . Patent office acceptance of specific claims does not necessarily permit us to make any specific claims to the public regarding this product. Our ability to make those claims is governed by the FDA, Federal Trade Commission, and other federal government agency regulations and guidelines.

ACCELERADE(R)

In June 2001, we introduced ACCELERADE(R) Sports Drink. ACCELERADE(R) Sports Drink is the first sports drink that contains protein. Studies sponsored by us and done independently by university researchers and published in peer-reviewed journals have demonstrated that ACCELERADE(R) compared to a convention sports drink such as Gatorade improves endurance by 29%, decreases muscle damage by 83%, improves muscle recovery by 46%, and improves rehydration by 15%. To date, there are over 18 published studies on ACCELERADE(R). In January 2006, we received a specific patent on this formula.

ACCEL GEL(R)

In February 2004, we introduced ACCEL GEL(R). ACCEL GEL(R) is an energy gel that contains the patented 4:1 ratio found in ENDUROX(R) R(4)(TM) and ACCELERADE(R). ACCEL GEL(R) is designed for endurance athletes.

ENDUROX(R) R(4)(TM), ACCELERADE(R), and ACCEL GEL(R) are distributed in health foods chains (GNC, Vitamin Shoppe, Vitamin World), sporting goods retailers
(REI), cycling stores and catalogs (Performance Bike), running stores and catalogs (Road Runner Sports) and sports specialty stores.

                              DISTRIBUTION METHODS

We have pursued a "multi-channel" distribution strategy in marketing our endurance products. At the present time, these products are being sold in over 9,000 retail outlets including GNC, sports specialty stores, independent health food retailers, independent bike retailers, health clubs, catalogs, and Internet sites. The line of NUTRIENT TIMING SYSTEM(R) Products, which consisted of MUSCLEADE(R), a sports drink; COUNTDOWN(R), a recovery product; and NTS PROTEIN(R), a protein supplement, was launched exclusively in GNC stores in 2004 before being discontinued by GNC in 2005 and is now available in a limited number of gyms and health food stores. We now sell all of our products in various foreign countries through independent distributors.

To support our marketing efforts, we may use a variety of marketing methods including advertising in trade and consumer sports and health food magazines that are intended to reach our targeted consumer. In addition, we may attend trade shows and exhibitions, sponsor promotional programs/events and in-store promotions, and engage in public relations efforts that has resulted and may continue to result in articles in numerous sports, health, fitness, trade and natural product publications, newspaper coverage, and television spots.

In the years ended December 31, 2005 and December 31, 2004, our expenditures for product advertising and promotion were approximately $603,000 and $1,045,000, respectively.

                    STATUS OF PUBLICLY ANNOUNCED NEW PRODUCTS

The status of all products that have been the subject of or mentioned in public announcements by us in the past year are discussed above under the caption "Principal Products and Markets."

                                   COMPETITION

Following the asset sale of our sports drink intellectual property, we will only be manufacturing and distributing powder versions of ACCELERADE(R) and ENDUROX(R) R(4)(TM) as well as ACCEL GEL(R). Our primary marketing focus will be the serious endurance athlete (cyclist, runner, triathlete and swimmer) as well as team sports. There are a number of companies that currently market products competitive to ENDUROX(R) R(4)(TM) and ACCELERADE(R). The major companies include Cytosport, PowerBar, EAS, and Clif Bar. Increased competitive activity from such companies could make it more difficult for us to establish market share since such companies have greater financial and other resources available to them and possess far more extensive manufacturing, distribution and marketing capabilities than we.

The weight loss market, in which SATIETRIM(R) will compete, is a very competitive market place. Weight loss products tend to fall into four categories including: herbal supplements, meal replacement products (e.g., Slim Fast), food plans (e.g., Weight Watchers) and prescription products (e.g., Xenical). Today, weight loss products are manufactured by dietary supplement manufacturers, pharmaceutical manufacturers, diet food companies, and over-the-counter drug companies. Intense competitive activity in this market could make it difficult for us to establish market share, as most of the companies that have products in this category have greater financial, marketing, sales, manufacturing, and distribution resources than we have.

We believe that long-term success in the marketplace for any of our products will be dependent on the proprietary nature of our formulas as well as such factors as distribution and marketing capabilities.

                           SUPPLIERS OF RAW MATERIALS

We do not have manufacturing facilities and have no present intention to manufacture any products ourselves. We fulfill product needs through relationships with independent manufacturers. We generally do not have long-term contracts with any of these manufacturers. Competitors that do their own manufacturing may have an advantage over us with respect to pricing, availability of product, and in other areas because of their control of the manufacturing process.

On January 28, 2005, we entered into an Exclusive Custom Manufacturing Agreement with an affiliate of our investor, Hormel Health Labs. This agreement provides for the exclusive manufacturing and processing of our powered sports drinks at fixed prices. The initial term of the agreement is one year, and was extended in August 2005 to two years.

Generally, our contract manufacturers obtain raw materials necessary for the manufacture of our products from numerous sources. We generally do not have contracts with suppliers of materials required for the production of our products. We obtain ciwujia for our ENDUROX EXCEL(R) caplet line of products from suppliers in the Peoples Republic of China. At the present time, we obtain all of our needs from one supplier in the People's Republic of China, but believe that we could switch to a number of alternative suppliers without significant effect. We have not entered into any long-term supply agreements with this supplier. In addition, all other raw materials used in our existing products are available from multiple sources.

There is no assurance that suppliers will provide the raw materials needed by us in the quantities requested or at a price we are willing to pay. Because we do not control the source of these raw materials, we are also subject to delays caused by interruption in production of materials based on conditions outside of our control.

                          DEPENDENCE ON MAJOR CUSTOMERS

GNC and Performance, Inc. accounted for approximately 30% and 20%, respectively, of net sales in fiscal 2005 and 0% and 0%, respectively, of net accounts receivable at December 31, 2005. Deferred revenues for consigned inventory at GNC were $369,068 as of December 31, 2005. The loss of these customers, a significant reduction in purchase volume by these customers, or the financial difficulty of such customers, for any reason, could significantly reduce our revenues. We have no agreement with or commitment from either of these customers with respect to future purchases.

                             PATENTS AND TRADEMARKS

The following describes the patents and trademarks we have obtained related to our sports nutrition products and our weight loss technology. On February 22, 2006, we sold the patents and trademarks related to our ACCELERADE(R) and ENDUROX(R) line of sports nutrition products to Mott's subject to an exclusive license back to us to continue to market the powder, gel and pill form of these products

We received a use patent, United States Patent No. 5,585,101 in December 1996 covering the use of ciwujia, the principal active herb in ENDUROX(R) and ENDUROX EXCEL(R) caplets, entitled Method to Improve Performance During Exercise Using the Ciwujia Plant. This patent expires in December 2013.

We received a composition of matter patent, United States Patent No. 6,051,236, in April 2000 entitled Composition for Optimizing Muscle Performance During Exercise. This patent expires in April 2017.

We received a composition of matter patent, United States Patent No. 6,207,638, in March 2001 entitled Nutritional Intervention Composition for Enhancing and Extending Satiety. This patent expires in March 2018.

We received a use patent, United States Patent No. 6,429,190, in August 2002 entitled Method For Extending The Satiety Of Food By Adding A Nutritional Composition Designed To Stimulate Cholecystokinin (CCK). This patent expires in August 2019.

We received a composition of matter patent, United States Patent No. 6,436,899, in August 2002 entitled Nutritional Intervention Composition for Enhancing and Extending Satiety. This patent expires in August 2019.

We received a composition of matter patent, United States Patent No. 6,468,962, in October 2002 entitled Nutritional Intervention Composition for Enhancing and Extending Satiety. This patent expires in October 2019.

We received a composition of matter patent, United States Patent No. 6,558,690, in May 2003 entitled Nutritional Intervention Composition for Improving Efficacy of a Lipase Inhibitor. This patent expires in May 2020.

We received a composition of matter patent, United States Patent No. 6,716,815, in April 2004 entitled Nutritional Intervention Composition for Enhancing and Extending Satiety. This patent expires in April 2021.

We received a composition of matter patent, United States Patent No. 6,838,431, in January 2005 entitled Nutritional Intervention Composition Containing Protease Inhibitor Extending Post Meal Satiety. This patent expires in January 2022.

We received a composition of matter patent, United States Patent No. 6,989,171, in January 2006 entitled Sports Drink Composition For Enhancing Glucose Uptake and Extending Endurance During Physical Exercise. This patent expires in January 2023.

We also have several patents pending on our technology. To the extent these are improvements on our existing sports drink patents, Mott's will own these patents, but we will have an exclusive license to use them in powder, gel and pill products.

The patent holder for all patents is our CEO and President, Dr. Robert Portman. Our policy is to have all patents assigned to us upon filing. Patent numbers 6,051,236 and 6,989,171 above have been assigned to Mott's. To the extent we do not have patents on our products, there can be no assurance that another company will not replicate one or more of our products, nor is there any assurance that patents that are obtained will provide meaningful protection or significant competitive advantages over competing products. For example, our use patent on ciwujia would not prevent the sale of a product containing that herb with a claim or for a use that was not covered by our patent.

We have federal trademark registrations for ENDUROX(R), ENDUROX EXCEL(R), ENDUROX PROHEART(R), ENDUROX(R) R(4)(TM), SATIETROL(R), SATIETROL COMPLETE(R), ACCELERADE(R), ACCEL GEL(R), COUNTDOWN(R), and MUSCLEADE(R) among others. We also have filed our trademarks in most Western European countries, Canada, Mexico and Japan. Our policy is to pursue registrations for all of the trademarks associated with our key products, and to protect our legal rights concerning the use of our trademarks. We rely on common law trademark rights to protect our unregistered trademarks.

                             GOVERNMENTAL REGULATION

We have determined that all of our existing and proposed products, as described above, are nutritional or dietary supplements as defined under federal statutes and regulations of the FDA. Neither nutritional supplements nor dietary supplements require FDA or other governmental approval prior to their marketing in the United States. No governmental agency or other third party makes a determination as to whether our products qualify as nutritional supplements, dietary supplements, or neither. We make this determination based on the ingredients contained in the products and the claims made for the products. The processing, formulation, packaging, labeling and advertising of such products, however, are subject to regulation by one or more federal agencies including the FDA, the Federal Trade Commission, the Consumer Products Safety Commission, the Department of Agriculture and the Environmental Protection Agency. Our activities also are subject to regulation by various agencies of the states and localities in which our products are sold.

We market products that are covered under two types of FDA regulations, Nutritional Supplements and Dietary Supplements. Nutritional Supplements contain food and GRAS (Generally Regarded as Safe) ingredients and do not require FDA approval or notification. Such products must follow labeling guidelines outlined by the FDA.

Dietary Supplements is a classification of products resulting from the enactment of the Dietary Supplement Health and Education Act of 1994 in October 1994, which amended and modified the application of certain provisions of the Federal Food, Drug and Cosmetics Act as they relate to dietary supplements, and required the FDA to promulgate regulations consistent with this act.

The Dietary Supplement Health and Education Act defines a dietary supplement to include:

          o any product intended to supplement the diet that bears or contains a vitamin, mineral, herb or other botanical, an amino acid, a substance to supplement the diet by increasing the total dietary intake, or any concentrate, constituent, extract, or combination of any such ingredient, provided that such product is either intended for ingestion in tablet, capsule, powder, softgel, gelcap, or liquid droplet form;

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

          o or, if not intended to be ingested in such form, is not represented for use as a conventional food or as a sole item of a meal or the diet; and

          o    is labeled as a dietary supplement.

The practical effect of such an expansive definition is to ensure that the new protections and requirements of this act will apply to a wide class of products.

Under the Dietary Supplement Health and Education Act, companies that manufacture and distribute dietary supplements are allowed to make any of the following four types of statements with regard to nutritional support on labeling without FDA approval:

          o a statement that claims a benefit related to a classical nutrient deficiency disease and discloses the prevalence of such disease in the United States;

          o a statement that describes the role of a nutrient or dietary ingredient intended to affect structure or function in humans;

          o a statement that characterizes the documented mechanism by which a nutrient or dietary ingredient acts to maintain or function; or

          o a statement that "describes general well-being" from consumption of a nutrient or dietary ingredient.

In addition to making sure that a statement meets one of these four criteria, a manufacturer of the dietary supplement must have substantiation that such statement is truthful and not misleading, must not claim to diagnose, mitigate, treat, cure, or prevent a specific disease or class of diseases, and must contain the following disclaimer, prominently displayed in boldface type: "This statement has not been evaluated by the Food and Drug Administration. This product is not intended to diagnose, treat, cure, or prevent any disease."

On February 6, 2000, the FDA issued new guidelines concerning statements made for dietary supplements. These new regulations have important implications for the marketing of weight loss products such as SATIETROL(R). Previously the regulations made it clear that a product that made a claim for obesity must be treated as a drug. Under the new regulations, the FDA makes a distinction between obesity and overweight. Overweight is no longer considered a disease but rather a natural life process. Overweight is considered a condition that affects the structure and function of the body. As now defined, dietary supplements can make a claim for ordinary weight loss rather than as a treatment for obesity. Furthermore, these regulations also permit the use of appetite suppressant as a structure/function claim under the Dietary Supplement Health and Education Act. The issuance of these regulations will give us greater latitude in the types of claims we can make about SATIETROL(R) as long as such claims are substantiated by the necessary studies.

                    EXPENDITURES FOR RESEARCH AND DEVELOPMENT

Our research and development expenditures in the past two fiscal years, exclusive of market research and marketing related expenditures, were as follows: 2005 - $195,000; 2004 - $145,000. The primary reason for the increase was due to our aggressive research and development plan put in place as we continue to seek out additional patents and claims for our products. We anticipate that research and development expenses will increase as we conduct additional clinical trials on all of our products.

                       COMPLIANCE WITH ENVIRONMENTAL LAWS

We are not aware of any administrative or other costs that we incur which are directly related to compliance with environmental laws, and we have not experienced any other significant effect from the impact of environmental laws.

                                    EMPLOYEES

At the present time, we have eleven full time employees and one part time employee. Of these, two employees are executive, six are in sales and marketing, and four are in accounting, operations and administration. We employ a number of consultants who devote limited portions of their time to our business. None of our employees is represented by a union, and we believe that our employee relations are good.

                                   PROPERTIES

In July 2003, we moved our headquarters from Woodbridge, New Jersey to larger facilities located in Matawan, New Jersey. At that time, we entered into a four-year (48-month) lease for approximately 5,500 square feet at a price of $22.50 per square foot, including utilities, for an annual rent expense of $123,750 for the first thirty-three months. During the last fifteen months of the lease, the rent increases to $25.50 per square foot, including utilities, for an aggregate annual rent expense of $140,250.

We do not intend to develop our own manufacturing capabilities, since management believes that the availability of manufacturing services from third parties on a contract basis is more than adequate to meet our needs in the foreseeable future.

We not own any real property nor do we have any real estate investments.

                                LEGAL PROCEEDINGS

We have learned that a complaint was filed against us in the Circuit Court of the 18th Judicial Circuit, Dupage Counts, Illinois by Paket Corporation, a former supplier. The complaint seeks approximately $173,000 for breach of contract. Although the complaint was filed at the end of December 2005, we were not served with the complaint until April 18, 2006. We deny any liability and have engaged counsel that has filed suit on March 10, 2006 against Paket Corporation in Federal Court in Illinois for breach of contract by Paket. On April 11,2006, we received Paket's answer and counterclaim for $173,000.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

This discussion presents management's analysis of our results of operations and financial condition as of and for each of the years in the two-year period ended December 31, 2005 and 2004, respectively. The discussion should be read in conjunction with our financial statements and the notes related thereto which appear elsewhere in this prospectus and "Risk Factors" beginning on page 6 of this prospectus.

INTRODUCTION

We were incorporated in April 1995 to discover, develop and commercialize nutritional products that are patentable and substantiated by well-controlled clinical trials conducted at leading university research centers. Our principal areas of focus include sports performance, weight loss, and management of Type II diabetes. We introduced our first product, ENDUROX (R), in March 1996. We extended our exercise performance products with the introduction of ENDUROX(R) R(4)(TM) Recovery Drink in March 1999, ACCELERADE(R) Sports Drink in May 2001, and ACCEL GEL(R) in February 2004. These products are based on our patented technology that involves the combination of carbohydrate and protein in a specific ratio. A number of studies, both funded by our company and also conducted independently, demonstrate that this technology can extend endurance, decrease post-exercise muscle damage, speed recovery and improve rehydration.

In April 2000, we introduced our first product for weight loss that was based upon a novel mode of action - the stimulation of one of the body's principal satiety peptides, cholecystokinin (CCK). This technology was launched under the brand name SATIETROL(R). In June 2001, we licensed this product to GSK and discontinued promotion of our brand. In September 2002, the license was returned to us and we initiated a program to improve both the efficacy and form versatility of the technology. We anticipate launching a new ready-to-drink beverage based on the enhanced technology under the brand name SATIETRIM(R) in 2006.

In February 2006, we entered into an asset sale with Mott's, a division of Cadbury Schweppes, as described more fully in "Business - Business Development and Recent Developments" above. As part of the agreement, we will continue to sell the powder, gel and pill forms of ACCELERADE(R), ENDUROX(R) R(4)(TM) and ACCEL GEL(R), both in the United States and in those countries where we are presently doing business.

RESULTS OF OPERATIONS - YEARS ENDED DECEMBER 31, 2005 AND 2004

We generated a net loss applicable to common stockholders of ($652,410) or ($0.06) per share for the year ended December 31, 2005 compared to net loss applicable to common stockholders of ($2,521,096) or ($0.25) per share for the year ended December 31, 2004. The decrease in net loss is primarily attributed to the write-off of inventory and patents associated with our NUTRIENT TIMING SYSTEM line of products in 2004, as discussed more fully in "Business - Business of the Issuer - Activation of Muscle Growth, Energy, and Transport Pathways - Exercise Performance" above, as well as a tax benefit as a result of a reduction in the valuation allowance associated with deferred tax assets in 2005 of $1,503,410.

Revenues for the year ended December 31, 2005 were $5,444,558 compared to $6,807,271 for the same period in 2004. The decrease in revenues in 2005 as compared to 2004 was due primarily to sales of the NUTRIENT TIMING SYSTEM suite of products in 2004 that was discontinued in 2005.

Our gross profit margin on product sales (before the inventory write-off) decreased to 37.4% in 2005 from 47.1% in 2004. The decrease in gross profit margin in 2005 compared to 2004 is primarily due to promotional expenses paid to promote our products that are deducted from revenues and also lower gross profit margins on newer products. From time to time, we may incur additional promotional expenses in connection with the sale of our products. We anticipate that these promotional expenses will result in higher unit volumes of sales of these products.

Our selling, general, and administrative expenses, which we sometimes refer to as S, G &A, decreased $898,821 to $3,721,567 for the year ended December 31, 2005 from $4,620,388 for the year ended December 31, 2004. S, G, & A expenses decreased due primarily to decreases in advertising and marketing expenses associated with the discontinued NTS suite of products including the reduction of personnel. We anticipate S, G, & A expenses will decrease in 2006 as a result of a change in our sales and marketing model.

Research and development expenses increased $50,281 to $195,242 for the year ended December 31, 2005 from $144,961 for the year ended December 31, 2004. The primary reason for the increase in research and development expenses is due to our aggressive research and development plan put in place as we continue to seek out additional patents and claims for our products. We anticipate research and development expenses will increase as we conduct additional clinical trials on all of our products.

Interest expense increased $6,399 to $102,134 for the year ended December 31, 2005 versus interest expense of $95,735 for the year ended December 31, 2004. Interest expense is incurred in connection with our accounts receivable funding from USA Funding described in the "Liquidity and Capital Resources" section below as well as in connection with our convertible notes payable as detailed in the "Liquidity and Capital Resources" section below. The increase in interest expense was due primarily to an increase in the prime rate as well as the interest on the convertible notes payable placed in 2005.

The loss on patent impairment of $137,138 for the year ended December 31, 2004 was due to the write-off of patents associated with our NTS line of products which have been discontinued by GNC as noted in the "Business - Business of the Issuer - Activation of Muscle Growth, Energy, and Transport Pathways - Exercise Performance" section above.

LIQUIDITY AND CAPITAL RESOURCES

Our cash and liquidity position significantly improved with the sale on February 22, 2006 of our sports drink patents and trademarks to Mott's for $4,000,000 cash plus future potential royalties. We used a portion of the cash proceeds of this transaction to repay $277,067 owed under our accounts receivable facility, to repay the $500,000 convertible note with interest held by Hormel, and approximately $611,981 owed to our exclusive contract manufacturer, an affiliate of Hormel. Prior to this transaction, we had experienced significant liquidity problems. There can be no assurance that we will not experience cash and liquidity problems again in the future.

At December 31, 2005, our current assets exceeded our current liabilities by $987,133 with a ratio of current assets to current liabilities of approximately
1.48 to 1. At December 31, 2005, cash on hand was $138,487, an increase of $112,655 from December 31, 2004, primarily as the result of the investment by Hormel (discussed in detail below), the placement of a convertible note with Hormel (discussed in detail below), as well as a decrease of $242,745 in accounts receivable, a decrease in inventory of $450,285, a decrease in accounts payable and accrued expenses of $33,136, a decrease in notes payable of $243,837, and an decrease in deferred revenue of $6,932 from December 31, 2005. Accounts receivable decreased due to low late fourth quarter sales in 2005 and inventory decreased due primarily to more efficient turns of inventory.

Notes payable (other than the long-term convertible note discussed below) decreased $243,837 to $129,944 at December 31, 2005 primarily as a result of the decreased use of our accounts receivable funding from USA Funding due to low late fourth quarter sales in 2005. During the second quarter of 2003, we secured a $750,000 asset-based credit facility from USA Funding of Dallas, TX. This facility was for one year commencing on June 1, 2003. This credit facility was subsequently increased to $1,000,000 and renewed for 2 years commencing June 1, 2004. This credit facility bore interest at a rate of prime plus 1.75% as well as a 0.75% discount rate on all advances. At December 31, 2005, we had approximately $ -0- of availability under this credit facility. On February 22, 2006, with the proceeds of the sale of our sports drink assets to Mott's, we repaid this facility in full and terminated it.

As of December 31, 2005, we had outstanding 90,909 shares of our Series A Preferred Stock outstanding. In the event of our liquidation, sale of substantially all of our assets, and certain mergers and consolidations involving us, the holders of the Series A Preferred Stock are entitled to be paid an amount equal to the greater of: (i) the original purchase price for the Series A Preferred Stock ($11 per share) plus accrued dividends, if any, or (ii) the amount they would have received as holders of the number of shares of common stock into which the Series A Preferred Stock is then convertible. We refer to this amount as the "Series A Liquidation Amount" in this prospectus. In the event of the sale of substantially all of our assets and certain mergers and consolidations involving us, if we do not effect a dissolution under the General Corporation Law of the State of Delaware within 60 days after such event, then the holders of a majority of the shares of the Series A Preferred Stock then outstanding will have the right to require the redemption of such shares at a price per share equal to the Series A Liquidation Amount. There are no sinking fund provisions applicable to the Series A Preferred Stock. Cumulative annual dividends will accrue at the rate of $.022 on each share of Series A Preferred Stock outstanding. We are not required to pay accrued dividends except in connection with liquidation, merger or sale of PacificHealth and certain other events. However, no dividends may be paid on common stock unless all accrued dividends on the Series A Preferred Stock have been paid. The holders of the Series A Preferred Stock are also entitled to participate in any dividends paid to the holders of common stock on an as-converted basis. The holders of outstanding shares of Series A Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of our common stock into which the shares of Series A Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Subject to certain adjustments, each share of the Series A Preferred Stock is convertible at the option of the holder into ten shares of common stock. The number of shares of common stock issuable upon conversion of the Series A Preferred Stock will increase, pursuant to a weighted average formula in the event that we issue common stock at a price below $1.10 per share, with certain exceptions.

On August 24, 2005, we entered into another Securities Purchase Agreement with Hormel. Pursuant to this agreement, Hormel loaned us the principal amount of $500,000 in exchange for our Secured Convertible Promissory Note, which amount would accrue interest at a rate of 8% per annum. The outstanding principal balance under the convertible note and any accrued but unpaid interest thereon was due and payable on August 24, 2007 to the extent that Hormel had not exercised certain conversion rights under the convertible noote. In the event we defaulted, interest on the outstanding principal balance would accrue at the rate of 10% per annum. The convertible note was secured by a subordinated lien on and security interest in our assets pursuant to the terms of a Security Agreement between us and Hormel dated August 24, 2005. As additional consideration for the loan, Hormel had the right at Hormel's option to convert the outstanding principal amount and accrued and unpaid interest of the convertible note into shares of our common stock, at a price per share equal to the product of (x) the weighted average closing price of our common stock for the five trading days preceding the notice of conversion of the note and (y) $0.85. Hormel agreed that it would not convert the note if such conversion would cause Hormel, together with its affiliates, to beneficially own more than 9.9% of our shares of common stock then outstanding. However, Hormel could waive this limitation by providing written notice of such waiver to us with the waiver to be effective seventy-five days after receipt. On February 22, 2006, we repaid the principal and accrued interest of this note in full with the proceeds of the sale of assets to Mott's.

We have no material commitments for capital expenditures.

IMPACT OF INFLATION

We expect to be able to pass inflationary increases for raw materials and other costs on to our customers through price increases, as required, and do not expect inflation to be a significant factor in our business. However, our operating history is very limited, and this expectation is based more on observations of our competitors' historic operations than our own experience.

SEASONALITY

Sports nutrition products tend to be seasonal, especially in the colder climates. Lower sales are typically realized during the first and fourth fiscal quarters and higher sales are typically realized during the second and third fiscal quarters. We also plan our advertising and promotional campaigns for the ENDUROX(R) R(4)(R) and ACCELERADE(R) products around these seasonal demands. Weight loss products also have seasonality with greater sales seen in the first and second fiscal quarters following consumers' New Year's resolutions to lose weight and their desire to lose weight in anticipation of the summer. Similarly, advertising and promotional expenditures for SATIETROL(R) will be designed to take advantage of this seasonality. We believe that the impact of new product introductions and marketing expenses associated with the introduction of new products will have a far greater impact on our operations than industry and product seasonality.

OFF-BALANCE SHEET ARRANGEMENTS

There are no off-balance sheet arrangements between us and any other entity that have, or are reasonably likely to have, a current or future effect on our financial condition, revenues or expenses, results of operations, liquidity, capital expenditures, or capital resources that is material to investors.

IMPACT OF RECENTLY ISSUED FINANCIAL ACCOUNTING STANDARDS

In December 2004, the Financial Accounting Standards Board, also referred to as the FASB, issued Statement 123 (Revision 2004), "Share-Based Payment," and is effective for reporting periods beginning after December 15, 2005. The new statement requires all share-based payments to employees to be recognized in the financial statements based on their fair values. We currently account for our share-based payments to employees under the intrinsic value method of accounting set forth in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Additionally, we comply with the stock-based employer compensation disclosure requirements of SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure, an amendment of FASB Statement No. 123." We do not anticipate that adoption of this standard will have a material impact on its financial position, results of operations, or its cash flows.

In November 2004, the FASB issued FAS 151 "Inventory Costs, an amendment of ARB No. 43, Chapter 4." This Statement amends the guidance in ARB No. 43, Chapter 4, "Inventory Pricing," to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). This Statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. We do not anticipate that adoption of this standard will have a material impact on its financial position, results of operations, or its cash flows.

In December 2004, the FASB issued FAS 153 "Exchanges of Non-monetary Assets, an amendment of APB Opinion No. 29." This Statement is the result of a broader effort by the FASB to improve the comparability of cross-border financial reporting by working with the International Accounting Standards Board (IASB) toward development of a single set of high-quality accounting standards. As part of that effort, the FASB and the IASB identified opportunities to improve financial reporting by eliminating certain narrow differences between their existing accounting standards. The accounting for non- monetary exchanges was identified as an area in which the U.S. standard could be improved by eliminating certain differences between the measurement guidance in Opinion 29 and that in IAS 16, Property, Plant and Equipment, and IAS 38, Intangible Assets. This Statement is effective for non-monetary exchanges occurring in fiscal periods beginning after June 15, 2005. We do not anticipate that adoption of this standard will have a material impact on its financial position, results of operations, or its cash flows.

In May 2005, the FASB issued Statement of Financial Accounting Standards No. 154, "Accounting Changes and Error Corrections - a replacement of APB No. 20 and FASB Statement No. 3" ("SFAS 154"). SFAS 154 replaces APB No. 20, "Accounting Changes" and FASB Statement No. 3, "Reporting Accounting Changes in Interim Financial Statements" and changes the requirements for the accounting for and reporting of a change in accounting principles. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. We do not anticipate that adoption of SFAS 154 will have a material impact on our financial position, results of operations or our cash flows.

CRITICAL ACCOUNTING POLICIES

Our financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. Certain accounting policies have a significant impact on amounts reported in financial statements. A summary of those significant accounting policies can be found in Note A to our financial statements. We have not adopted any significant new accounting policies during the fiscal year ended December 31, 2005.

In preparing financial statements in conformity with generally accepted accounting principles in the United States of America, we are required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses for the reporting period covered thereby. Actual results could differ from those estimates.

Among such estimates made by management in the preparation of our financial statements are the determinations of the allowance for doubtful accounts, inventory valuations, and revenue recognition as it relates to customer returns. The allowance for doubtful accounts is determined by assessing the realizability of accounts receivable by taking into consideration the value of past due accounts and collectability based on credit worthiness of such customers. We assesses the realizability of inventories by reviewing inventory to determine the value of items that are slow moving, lack marketability, and by analysis of the shelf life of products. Estimates are made for sales returns based on historical experience with actual returns. Starting in 2004, certain of our products were subject to minimum sales thresholds by a significant retail customer. These sales thresholds are based on quantities sold- through at the retail level. We record revenue with respect to these products at the time the goods are sold-through to the end user as reported to us by the customer. We analyze retail sell-through data provided by the customer and our expectations of future customer sell-through trends. Based upon this information, we determine if any reserves for returns are necessary. Our financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. Certain accounting policies have a significant impact on amounts reported in financial statements. A summary of those significant accounting policies can be found in Note A to our financial statements.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

Set forth below is information concerning our executive officers, directors and key employees, including their ages, as of April 24, 2006:

Name                       Age    Position with PacificHealth

Robert Portman, Ph.D.      61     President, Chief Executive Officer,
                                  Chief Scientific Officer and Chairman of
                                  the Board of Directors
Stephen P. Kuchen          45     Chief Financial Officer, Chief Operating
                                  Officer, Treasurer, Secretary, and Director
David I. Portman           65     Director
Michael Cahr               66     Director*, #
Gary Jamison               40     Director*

*Member of Audit Committee
#Member of Compensation Committee

Three former directors resigned during 2005: Gary Paxton (November 11, due to his retirement from Hormel), Joseph Harris (April 11) and Gregory Horn (March
3). In addition, David Mastroianni, who was our President and CEO, and a director, at the beginning of 2005, resigned from all of those positions during 2005.

DR. ROBERT PORTMAN, age 61, has served as our President and Chief Executive Officer since June 2005 and our Chairman of the Board of Directors and Chief Scientific Officer since September 2004. From our inception to September 2004, Dr. Portman served as our President, Chief Executive Officer, and Chairman of the Board of Directors. Dr. Portman has a Ph.D. in Biochemistry and worked as a senior scientist at Schering Laboratories before co-founding M.E.D. Communications in 1974. In 1987, Dr. Portman started a consumer agency and, in 1993, he merged both agencies to form C&M Advertising. C&M Advertising, with billings in excess of $100 million Dr. Portman is coauthor of two books, Nutrient Timing and The Performance Zone. He has authored hundreds of articles on the role of nutrition in improving sports performance. He is a frequent guest on TV and radio and has been a keynote speaker at national coaches meetings on how nutritional intervention during and after exercise can improve athletic performance and speed muscle recovery. As Chief Scientific Officer of PacificHealth Laboratories, he holds 12 patents for nutritional inventions to improve sports performance as well as to control appetite and help in the management of Type II diabetes.

STEPHEN P. KUCHEN, age 45, has served as our Chief Financial Officer, Chief Operating Officer, Treasurer, Secretary and a Director, since September 2004. Prior to that, Mr. Kuchen served as our Vice President - Finance, Chief Financial Officer, Treasurer, Assistant Secretary and a Director, since June 2000. Mr. Kuchen initially joined us in February of 2000 as Controller. Prior to joining us, Mr. Kuchen was employed from 1996 to 1999 as the Controller of Able Laboratories, a public company located in South Plainfield, New Jersey that manufactures and sells generic pharmaceuticals. Prior to his employment by Able Laboratories, Mr. Kuchen was the Controller of Jerhel Plastics, a privately owned manufacturer of women's compact cases from 1993 to 1996. Mr. Kuchen is a graduate of Seton Hall University in South Orange, NJ, and is a Certified Management Accountant.

DAVID I. PORTMAN, age 65, has served as a Director from our inception. Mr. Portman has a BS in Pharmacy and an MBA. He worked as a sales representative and marketing manager for Eli Lilly, Beecham-Massengill, Winthrop Laboratories and Sandoz Pharmaceuticals before co-founding M.E.D. Communications in 1974. In 1988, Mr. Portman sold his interest in M.E.D. Communications to Robert Portman, and became President of TRIAD Development, a real estate company that has numerous commercial and rental properties in New Jersey, a position that he still holds. Mr. Portman served as a director of First Montauk Securities Corp. from 1993 through December 31, 2002.

MICHAEL CAHR, age 66, was appointed to the Board of Directors in April 2002. Since April 1999, Mr. Cahr has served as President of Saxony Consultants, a company that provides financial and marketing expertise to organizations in the United States and abroad. Mr. Cahr was Chairman of Allscripts, Inc., the leading developer of hand-held devices that provide physicians with real-time access to health, drug and other critical information from September 1997 through March 1999 and President, CEO and Chairman from June 1994 to September 1997. Prior to Allscripts, Mr. Cahr was Venture Group Manager for Allstate Venture Capital where he oversaw investments in technology, healthcare services, biotech and medical services from October 1987 to June 1994. Mr. Cahr serves as a director of Lifecell Corporation, a Branchburg, New Jersey-based, publicly traded tissue engineering company where he has been a board member since 1991. Mr. Cahr is also a director of Mpower Communications Corp., a publicly traded AMEX company specializing in providing data and voice services to businesses. Mr. Cahr received his undergraduate degree in Economics from Colgate University and his M.B.A. from Fairleigh Dickinson University.

GARY JAMISON, age 40, was named as a Director in December 2005. Mr. Jamison is currently controller for the Specialty Foods Group of Hormel Foods Corporation ("HFC"), a publicly traded company. Mr. Jamison has been involved with the integration of Diamond Crystal Brands after its acquisition by HFC and has worked as part of a team to complete the acquisitions of Century Foods International, Mark-Lynn Foods and InterNutra. Mr. Jamison started with HFC in June of 1988 and has held various jobs within HFC in cost accounting, audit, marketing and management in addition to his current position. Mr. Jamison graduated from Concordia College in Moorhead, Minnesota with a B.A. in Accounting.

All directors hold office until the next annual meeting of stockholders and until their successors have been elected and qualified. Officers serve at the discretion of the Board of Directors.

Under the Investors' Rights Agreement dated January 28, 2005, by and between Hormel, and us, as long as at least 50% of the original shares of the Series A Preferred Stock remain outstanding, Hormel has a right to designate a nominee to our Board of Directors, provided that such nominee would be considered an independent director under the Exchange Act. Currently Mr. Jamison is that nominee.

SCIENTIFIC ADVISORY BOARDS

We have established a Scientific Advisory Board to provide us with on-going advice and counsel regarding research direction, product development, analysis of data, and general counseling. As the need arises, we consult with individual members of this board on a non-scheduled basis.

FAMILY RELATIONSHIPS

Robert Portman and David Portman are brothers. There are no other family relationships among our directors, executive officers or persons nominated or chosen to become our directors or executive officers.

INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS

No director, person nominated to become a director, executive officer, promoter or control person has been involved in any legal proceeding during the past five years that is required to be disclosed pursuant to Item 401(d) of Regulation S-B.

                             EXECUTIVE COMPENSATION

SUMMARY OF CASH AND OTHER COMPENSATION

The table below sets forth information concerning compensation paid to Dr. Robert Portman, David Mastroianni, Stephen Kuchen, and Bruce Bollinger in 2005, 2004, and 2003. None of our executive officers other than Dr. Portman, Mr. Mastroianni, Mr. Kuchen, and Mr. Bollinger received compensation of $100,000 or more in fiscal 2005, 2004, and 2003. Dr. Portman served as President and Chief Executive Officer prior to September 1, 2004 and subsequent to May 2005. In the interim, Mr. Mastroianni served as President and CEO.

We refer to such persons in this prospectus as our "Named Executive Officers":


                                                    Summary Compensation Table

--------------------------- -------- ---------------------------------------- ----------------------------------------- ------------
                                               Annual Compensation                     Long Term Compensation
                                     ---------------------------------------- -----------------------------------------
                                                                                         Awards               Payouts
                                                                              -----------------------------------------
                                                                                              Securities
                                                                   Other                        Under-
                                                                   Annual      Restricted       lying                    All Other
Name and                                                           Compen-       Stock         Options/        LTIP       Compen-
Principal                                Salary       Bonus        sation       Award(s)         SARs         Payouts     sation
Position                      Year        ($)          ($)          ($)           ($)             (#)           ($)         ($)

(a)                            (b)        (c)          (d)          (e)           (f)             (g)           (h)         (i)
--------------------------- -------- ------------- ------------ ------------- ------------- ---------------- ---------- ------------
Dr. Robert Portman,          2005      225,000         -0-          (1)           -0-             -0-           -0-         -0-
Chairman, President, CEO    -------- ------------- ------------ ------------- ------------- ---------------- ---------- ------------
and Chief Scientific         2004      275,000         -0-          (1)           -0-           450,000         -0-         -0-
Officer                     -------- ------------- ------------ ------------- ------------- ---------------- ---------- ------------
                             2003      275,000         -0-          (1)           -0-             -0-           -0-         -0-
--------------------------- -------- ------------- ------------ ------------- ------------- ---------------- ---------- ------------
David Mastroianni,           2005      165,000 (2)     -0-          (1)           -0-             -0-           -0-         -0-
President and CEO           -------- ------------- ------------ ------------- ------------- ---------------- ---------- ------------
                             2004       91,667 (3)     -0-          (1)           -0-           550,000         -0-         -0-
--------------------------- -------- ------------- ------------ ------------- ------------- ---------------- ---------- ------------
Stephen Kuchen,              2005      137,500         -0-          (1)           -0-             -0-           -0-         -0-
CFO & COO                   -------- ------------- ------------ ------------- ------------- ---------------- ---------- ------------
                             2004      119,192         -0-          (1)           -0-           120,000         -0-         -0-
                            -------- ------------- ------------ ------------- ------------- ---------------- ---------- ------------
                             2003      115,000         500          (1)           -0-            20,000         -0-         -0-
--------------------------- -------- ------------- ------------ ------------- ------------- ---------------- ---------- ------------
Bruce Bollinger,             2004      123,160 (4)     -0-          (1)           -0-             -0-           -0-         -0-
Executive VP- Marketing     -------- ------------- ------------ ------------- ------------- ---------------- ---------- ------------
                             2003      150,000         500          (1)           -0-             -0-           -0-         -0-
--------------------------- -------- ------------- ------------ ------------- ------------- ---------------- ---------- ------------


(1)   Less than 10% of annual salary and bonus.
(2) Mr. Mastroianni left us in May 2005. This amount includes severance pay of $68,750 paid pursuant to a severance agreement with Mr. Mastroianni.
(3)   Mr. Mastroianni joined us in September 2004.
(4)   Mr. Bollinger left us in June 2004 and this amount includes severance pay.

OPTION/SAR GRANTS TABLE IN THE LAST FISCAL YEAR

The following table sets forth certain information regarding options granted to our Named Executive Officers in fiscal 2005:

                      OPTION/SAR GRANTS IN FISCAL-YEAR 2005
                               (INDIVIDUAL GRANTS)

--------------------------------------- -------------------- -------------------- ----------------- ------------------

                                             Number of        Percent Of Total
                                            Securities          Options/SARs
                                            Underlying           Granted to         Exercise Or
                                           Options/SARs         Employees In         Base Price
Name                                        Granted (#)          Fiscal Year         ($/Share)       Expiration Date
(a)                                             (b)                  (c)                (d)                (e)
--------------------------------------- -------------------- -------------------- ----------------- ------------------
Dr. Robert Portman                             - 0 -                - 0 -                NA                NA
--------------------------------------- -------------------- -------------------- ----------------- ------------------
David Mastroianni                              - 0 -                - 0 -                NA                NA
--------------------------------------- -------------------- -------------------- ----------------- ------------------
Stephen Kuchen                                 - 0 -                - 0 -                NA                NA
--------------------------------------- -------------------- -------------------- ----------------- ------------------


The following table sets forth information with respect to the number of unexercised options and the value of unexercised "in-the-money" options held by Dr. Robert Portman and Stephen Kuchen at December 31, 2005.

               AGGREGATED OPTION/SAR EXERCISES IN FISCAL-YEAR 2005
                       AND OPTION/SAR VALUES AT 12/31/05

------------------------------ ------------ ----------- ------------------------------- ------------------------------
                                                             Number of Securities          $ Value of Unexercised
                                                            Underlying Unexercised        In-the-Money Options/SARs
                                 Shares                    Options/SARs At 12/31/05              At 12/31/05
                                Acquired      Value              Exercisable/                   Exercisable/
                               On Exercise   Realized           Unexercisable                   Unexercisable
Name                               (#)         ($)                   (#)                             ($)
(a)                                (b)         (c)                   (d)                             (e)
------------------------------ ------------ ----------- ------------------------------- ------------------------------
                                                         Exercisable    Unexercisable    Exercisable    Unexercisable
------------------------------ ------------ ----------- -------------- ---------------- -------------- ---------------
Dr. Robert Portman                 -0-         -0-        1,285,000          150,000        $ -0-          $ -0-
------------------------------ ------------ ----------- -------------- ---------------- -------------- ---------------
Stephen Kuchen                     -0-         -0-          105,000           60,000        $ -0-          $ -0-
------------------------------ ------------ ----------- -------------- ---------------- -------------- ---------------

For the purpose of computing the value of "in-the-money" options at December 31, 2005, in the above table, the fair market value of our common stock at such date is deemed to be $0.30 per share, the closing sale price of our common stock on such date as reported by the OTC Bulletin Board.

LONG TERM INCENTIVE PLANS

We have no long-term incentive plans for our executive officers.

DIRECTORS' COMPENSATION IN FISCAL-YEAR 2005

For the year ended December 31, 2005, we did not compensate any of our independent directors for their service on the Board of Directors.

EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL PROVISIONS

Dr. Portman is employed by us under an Employment Extension Agreement. Under the Employment Extension Agreement, Dr. Portman receives a salary of $275,000 per year. The Employment Extension Agreement provided, however, that Dr. Portman be compensated at the rate of $225,000 per year until our financial condition significantly improved, at which time the accrued difference would be paid. Upon the closing of the sale of assets to Mott's, Dr. Portman received $50,000 pursuant to this provision. In addition, Dr. Portman is entitled to an annual bonus not to exceed 100% of his base salary, the eligibility for and amount of which shall be based upon attainment of milestones by us and/or Dr. Portman to be agreed upon by Dr. Portman and our Compensation Committee. No bonus has been paid for 2005. Dr. Portman received options to purchase up to 450,000 shares of our common stock under our 2000 Stock Option Plan priced at $0.65 per share (the prevailing market price of our common stock at September 1, 2004). One-third of the options vested on September 1, 2004, and one-third vested on September 1, 2005. The remaining one-third vests on September 1, 2006, provided that Dr. Portman is employed by us at such dates. To the extent not previously vested, the options also will vest if Dr. Portman's employment is terminated by us without cause or by Dr. Portman with cause. The term on the Employment Extension Agreement will terminate on December 31, 2006 unless terminated earlier by either Dr. Portman or us. Dr. Portman has the right to terminate this agreement without cause on thirty days prior written notice, or with cause (as defined in the Employment Extension Agreement). We have the right to terminate the

Employment Extension Agreement for cause (as defined in the Employment Extension Agreement). In addition, if Dr. Portman's employment is terminated for any reason whatsoever (except by us with cause), Dr. Portman will be entitled to receive a lump sum payment of an amount equal to the base salary which would have been paid during the period beginning on the date of termination of employment and ending on the earlier of (1) the scheduled termination date or
(2) the first anniversary date of the termination date. Upon Dr. Portman's termination for any reason, including his voluntary termination, Dr. Portman will not be bound by any non-competition agreement unless we continue to pay his salary, in which case he will be subject to a one-year non-competition agreement.

In the event of a Change in Control, as defined below, Dr. Portman is entitled to be paid, as additional compensation, a lump sum equal to his annual base salary in effect immediately prior to the Change in Control, payable at closing or completion of the Change in Control, and at such time all of his unvested options will vest. A "Change in Control" means any Sale of the Company, as defined below, or the acquisition of beneficial ownership, by any stockholder or group of stockholders, not including stockholders who are our officers or directors on the date of the Employment Extension Agreement or any affiliate of such officer or director, of shares of the our capital stock entitled to cast at least 50% of all votes which may be cast in the election of the our directors. "Sale of the Company" means (1) any merger or consolidation involving PacificHealth if the stockholders of PacificHealth prior to the merger hold less than 50% of the shares of the combined entity after the merger, or (2) transfer or sale of all or substantially all of the assets of PacificHealth.

Under our arrangement with Mr. Kuchen, in the event of a sale, merger or change in control of PacificHealth, Mr. Kuchen will receive one-half of his annual salary and all of his options would become immediately vested. If Mr. Kuchen were subsequently terminated, Mr. Kuchen would receive one-half of his annual salary as severance.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During the last two fiscal years, we have not entered into any material transactions or series of transactions which, in the aggregate, would be considered material in which any officer, director or beneficial owner of 5% or more of any class of our capital stock of had a direct or indirect material interest, nor are any such transactions presently proposed, except as follows:

         (a) On January 12, 2005, six of our directors loaned us an aggregate amount of $60,000, which amount was intended to be a bridge loan pending financing. This amount was repaid with the proceeds of the sale of preferred stock described below. All of our directors participated in this loan except Mr. David Portman.

         (b) On January 28, 2005, we entered into a Series A Preferred Stock Purchase Agreement and related agreements with Hormel Health Labs, LLC pursuant to which we issued and sold 90,909 shares of Series A Preferred Stock for an aggregate purchase price of $1,000,000 or $11.00 per share. The terms of conversion and the preferences relating to the Series A Preferred Stock are described above under " Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources," above. The shares Series A Preferred Stock issued to Hormel are convertible into an aggregate 909,091 shares of our common stock, subject to adjustment. In connection with the Series A Stock Purchase Agreement, we entered into an Investors' Rights Agreement with Hormel on the same date. Under the Investors' Rights Agreement, we agreed, upon request by the holders of the Series A Preferred Stock, and subject to customary terms and conditions, to file a registration statement with the SEC registering for resale the shares of common stock issuable upon conversion of the Series A Preferred Stock. Under the Investors' Rights Agreement, we also agreed to include the common stock issuable upon conversion of the Series A Preferred Stock in any other registration statement we may file with the SEC. The Investors' Rights Agreement prohibits us from granting registration rights superior to those under the Investors' Rights Agreement. Under the Investors' Rights Agreement, the holders of the Series A Preferred Stock also are granted a right to participate on a pro rata basis in future sales of equity securities (or securities exercisable for or convertible into equity securities). As long as at least 50% of the original shares of the Series A Preferred Stock remain outstanding, the holders have the right to designate an individual to be nominated to our Board of Directors, provided that such designee would be considered an independent director under the Exchange Act. Also in connection with this transaction, we entered into a Right of First Refusal and Co-Sale Agreement with Hormel and Dr. Robert Portman, the Chairman of our Board of Directors and Chief Executive Officer, on January 28, 2005. Under this agreement, we and Hormel have the right of first refusal to purchase shares of our common stock, which are held by Dr. Portman and which he wishes to sell, at the price and terms offered by a third party. In addition, if the right of first refusal is not exercised in connection with any sale by Dr. Portman, Hormel will have the right to require a portion of its shares to be included with Dr. Portman's sale to a third party. Certain sales by Dr. Portman will be exempt from these restrictions, including public sales by Dr. Portman pursuant to Rule 144 of the Securities Act.

         (c) On January 28, 2005, we entered into an Exclusive Custom Manufacturing Agreement with an affiliate of Hormel. This agreement provides for the exclusive manufacturing and processing of our powered sports drinks at fixed prices. The initial term of this agreement was one year, and was extended in August 2005 to two years.

         (d) On August 24, 2005, we entered into a Securities Purchase Agreement with Hormel. Pursuant to this agreement, Hormel loaned us the principal amount of $500,000 in exchange for a secured convertible promissory note, which amount accrued interest at a rate of 8% per annum. The outstanding principal balance under the note and any accrued but unpaid interest thereon was due and payable on August 24, 2007 to the extent that Hormel had not exercised certain conversion rights under this note. On February 22, 2006, we repaid the principal and accrued interest on this note in full.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of April 20, 2006, we had 10,975,259 shares of common stock and 90,909 shares of our Series A Preferred Stock (909,091 equivalent common stock shares) outstanding. The following table sets forth information concerning the present ownership of our common stock by our directors, executive officers and each person known to us to be the beneficial owner of more than five percent of the outstanding shares of our common stock.


                                         COMMON STOCK (2)                COMMON STOCK (2)
                                         Amount Beneficially Owned       Percentage of Class
                                         -------------------------       -------------------
NAME AND ADDRESS (1)

Robert Portman (3)                                2,861,051                      24.4%
Chairman of the Board and Chief
Scientific Officer

Stephen P. Kuchen (4)                               106,044                       1.0%
Vice President, Chief Financial
Officer and a Director

David I. Portman (5)                                391,428                       3.5%
Secretary and a Director

Michael Cahr (6)                                    115,000                       1.0%
Director

Executive Officers and Directors as a             3,473,523                      29.0%
group (4 persons)

Matthew Smith (7)                                 1,081,644                       9.5%
241 Central Park West
New York, NY 10024

Hormel Health Labs, LLC (8)                         909,091                       7.6%
1 Hormel Place
Austin, MN 55912

-----------------------------------------------------

*        Less than one percent

(1) Except as otherwise indicated, the address of each person named in the above table is c/o PacificHealth Laboratories, Inc., 100 Matawan Road, Suite 420, Matawan, NJ 07747.

(2) Shares of common stock which is issuable upon the exercise of a stock option which is presently exercisable or which becomes exercisable within sixty days is considered outstanding for the purpose of computing the percentage ownership (x) of persons holding such options, and (y) of officers and directors as a group with respect to all options held by officers and directors.

(3) Includes 300,000 shares issuable upon the exercise of options granted under our 2000 Incentive Stock Option Plan ("2000 Plan"); 300,000 shares issuable upon the exercise of options granted under his 2004 Employment Contract Amendment not under any Incentive Stock plan; and 160,428 shares issuable upon the exercise of warrants issued pursuant to a 2003 Private Placement. Does not include 200,000 shares of common stock owned by Jennifer Portman, Dr. Portman's wife, individually and as Trustee for his and her minor children, as to which Dr. Portman disclaims beneficial ownership.

(4) Includes 20,000 shares issuable upon the exercise of options granted under our 1995 Plan; 60,000 shares issuable upon the exercise of options granted not covered under any Plan; and 5,348 shares issuable upon the exercise of warrants issued pursuant to a 2003 Private Placement.

(5) Includes 17,500 shares issuable upon the exercise of options granted under our 1995 Plan; 15,000 shares issuable upon the exercise of options granted under our 2000 Plan; and 53,476 shares issuable upon the exercise of warrants granted pursuant to a 2003 Private Placement.

(6) Includes 27,500 shares issuable upon the exercise of options granted under our 1995 Plan and 50,000 shares issuable upon the exercise of options granted under our 2000 Plan.

(7) Includes 318,048 shares issuable upon the exercise of warrants granted pursuant to a 2003 Private Placement and 127,500 shares issuable upon the exercise of warrants granted pursuant to consulting services pursuant to a 2003 Private Placement.

(8) Consists of 90,909 shares of Series A Preferred Stock (representing 100% of the issued and outstanding preferred stock) convertible into 909,091 shares of common stock. The holder of outstanding shares of Series A Preferred Stock is entitled to vote on an as-converted basis on any matter presented to the holders of our common stock for a vote.


       SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table sets forth information, as of April 20, 2006, regarding our existing compensation plans and individual compensation arrangements pursuant to which our equity securities are authorized for issuance to employees or non-employees (such as directors, consultants and advisors) in exchange for consideration in the form of services:


------------------------------- ----------------------------- ----------------------------- -----------------------------
                                                                                                Number of securities
                                                                                              remaining available for
                                 Number of securities to be                                    future issuance under
        Plan Category             issued upon exercise of      Weighted-average exercise     equity compensation plans
                                    outstanding options,          price of outstanding         (excluding securities
                                    warrants and rights       options, warrants and rights    reflected in column (a))
------------------------------- ----------------------------- ----------------------------- -----------------------------
                                            (a)                           (b)                           (c)
------------------------------- ----------------------------- ----------------------------- -----------------------------
Equity compensation plans                 988,500                        $1.69                        621,875
approved by security holders
------------------------------- ----------------------------- ----------------------------- -----------------------------
Equity compensation plans not
approved by security holders               - 0 -                          N/A                           N/A
------------------------------- ----------------------------- ----------------------------- -----------------------------
            Total                         988,500                        $1.69                        621,875
------------------------------- ----------------------------- ----------------------------- -----------------------------

                            DESCRIPTION OF SECURITIES

We are authorized to issue up to 50,000,000 shares of common stock, par value $0.0025 per share, and 1,000,000 shares of preferred stock, no par value. As of the date of this prospectus, there are 10,975,259 shares of common stock and 90,909 shares of preferred stock, designated as Series A Preferred Stock, outstanding. We also have outstanding options and warrants to purchase an aggregate of 2,370,644 additional shares of common stock, in addition to the 1,668,917 shares issuable upon exercise of warrants that may be resold under this prospectus. The options and warrants do not confer upon holders any voting, dividend or other rights as stockholders of PacificHealth.

The following is a summary of the material terms of our common stock and our preferred stock. This summary does not purport to be complete or to contain all the information that may be important to you and is qualified in its entirety by reference to our certificate of incorporation, as amended, and bylaws, as amended. We encourage you to read the provisions of these documents to the extent they relate to your individual investment strategy. Our certificate of incorporation, as amended, and bylaws, as amended, are filed as exhibits to our Registration Statement on Form SB-2 (Registration No.333-36379) filed on September 25, 1997. An amendment to our certificate of incorporation increasing the authorized number of shares of common stock is filed as an exhibit to our annual report on Form 10-KSB for the year ended December 31, 2002. The Certificate of Designations relating to our Series A Preferred Stock is filed as
Exhibit 3.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on January 28, 2005. The Certificate of Designations relating to our Series B Preferred Stock is filed as Exhibit 3.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on May 4, 2005. See the section of this prospectus entitled "Where You Can Find More Information."

COMMON STOCK

Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available therefore at such time and in such amounts as our Board of Directors may, from time to time, determine in its sole discretion. Holders of common stock are also entitled to one vote for each share of common stock held of record on all matters submitted to a vote of shareholders. The common stock is not entitled to preemptive rights and is not subject to redemption. Upon our liquidation, dissolution or winding up the assets legally available for distribution to shareholders are distributable ratably among the holders of the common stock and of any participating preferred stock outstanding at that time after payment of the liquidation preferences, if any, on all outstanding preferred stock and payment of creditors' claims. Each outstanding share of common stock is fully paid and non-assessable.

PREFERRED STOCK

Our certificate of incorporation authorizes the issuance of preferred stock with such designations, rights and preferences as may be determined from time to time by our Board of Directors. Accordingly, our Board of Directors is empowered, without shareholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of the common stock. As of the date of this prospectus, we have 90,909 shares of preferred stock, designated as Series A Preferred Stock, outstanding. As of the date of this prospectus, we have 45,455 shares of preferred stock designated as Series B Preferred Stock, but there are no shares of Series B Preferred Stock currently outstanding. Issuance of additional series of preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of PacificHealth.

Series A Preferred Stock

Each holder of outstanding shares of Series A Preferred Stock is entitled to vote on an as-converted basis on any matter presented to the holders of our common stock for a vote. Except as provided by law or except as provided in the following sentence, holders of outstanding shares of Series A Preferred Stock will vote together with the holders of our common stock and the holders, if any, of the Series B Preferred Stock, as a single class. At any time when at least 45,455 shares of Series A Preferred Stock (subject to appropriate adjustment in the event of any dividend, stock split, combination or other similar recapitalization affecting such shares) are outstanding, the consent of the holders of at least 66% of the outstanding shares of the Series A Preferred Stock is required for us to take certain actions, including:

          o    liquidating or dissolving;

          o merging or consolidating, or selling substantially all of our assets, unless the transaction would result in a certain rate of return for the holders of Series A Preferred Stock;

          o amending our certificate of incorporation or bylaws so as to adversely affect the holders of Series A Preferred Stock;

          o creating a class or series of stock senior to or on par with the Series A Preferred Stock;

          o    paying cash dividends on the common stock; or

          o    incurring certain types of debt in excess of $750,000.

Subject to certain adjustments, each share of Series A Preferred Stock is convertible at the option of the holder into ten shares of our common stock. The number of shares of common stock issuable upon conversion of each share of Series A Preferred Stock will increase, pursuant to a weighted-average formula, in the event that we issue common stock at a price below $1.10 per share, with certain exceptions.

In the event of our liquidation, sale of substantially all of our assets and certain mergers and consolidations involving us, the holders of our Series A Preferred Stock are entitled to be paid an amount equal to the greater of:

          o the original purchase price for each share of Series A Preferred Stock plus accrued but unpaid dividends, if any; or

          o the amount such holders would have received as holders of the number of shares of common stock into which their shares of Series A Preferred Stock are then convertible.

The holders of our Series A Preferred Stock are entitled to receive cumulative annual dividends that accrue at the rate of $.022 per outstanding share of Series A Preferred Stock. We are not required to pay accrued dividends except in connection with our liquidation, merger or sale and certain other events. We may pay no dividends on common stock unless we have paid all accrued but unpaid dividends, if any, on the Series A Preferred Stock. The holders of our Series A Preferred Stock also are entitled to participate in any dividends paid to the holders of our common stock on an as-converted basis.

Series B Preferred Stock

On April 28, 2005, we filed a certificate of designations creating the Series B Preferred Stock in contemplation of proposed financing transactions. As of the date of this prospectus, we do not have a binding agreement as to any such financing and have not issued any shares of Series B Preferred Stock to date.

Any holders of the Series B Preferred Stock will be entitled to vote on an as-converted basis with the holders of the common stock and the Series A Preferred Stock together as a single class on all matters submitted for a vote of the holders of common stock. In certain instances, the consent of the holders of at least 66% of the outstanding shares of Series B Preferred Stock will be required for us to take certain actions, including:

          o liquidating, dissolving, merging or consolidating or selling all or substantially all of our assets, unless the transaction would result in a certain rate of return for the holders of Series B Preferred Stock;

          o amending our certificate of incorporation or bylaws in a manner adverse to the holders of the Series B Preferred Stock;

          o creating an additional class or series of stock senior to or on par with the Series B Preferred Stock;

          o    purchasing, redeeming or paying cash dividends on common stock;
               or

          o    incurring certain types of debt in excess of $750,000.

Subject to certain adjustments, each share of Series B Preferred Stock will be convertible at the option of the holder into ten shares of common stock. The number of shares of common stock issuable upon conversion of the Series B Preferred Stock will increase, pursuant to a weighted-average formula, in the event we issue common stock at a price below $1.10 per share, with certain exceptions.

In the event of our liquidation, sale of all or substantially all of our assets, and certain mergers and consolidations involving us, the holders of the Series B Preferred Stock will be entitled to be paid an amount equal to the greater of:

          o The original purchase price for the Series B Preferred Stock plus accrued but unpaid dividends, if any, or

          o The amount they would have received as holders of the number of shares of common stock into which their shares of Series B Preferred Stock are then convertible.

Cumulative annual dividends will accrue at the rate of $.022 on each share of Series B Preferred Stock outstanding. We are not required to pay accrued dividends except in connection with liquidation, dissolution, merger, consolidation or sale all or substantially all of our assets and certain other events. We cannot pay cash dividends on common stock unless all accrued but unpaid dividends, if any, on Series B Preferred Stock have been paid. The holders of Series B Preferred Stock also will be entitled to participate in any dividends paid to the holders of common stock on an as-converted basis.

WARRANTS

The following is a brief summary of the warrants held by the Selling Stockholders. This summary does not purport to be complete and is qualified in all respects by reference to the actual text of the warrants. The form of the warrants held by the Selling Stockholders is filed as Exhibit 4.6 to our Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on September 29, 2003.

Exercise Price and Terms

Each warrant entitles the registered holder thereof to purchase one share of common stock, at any time during the five-year period commencing on the original issue date, at an exercise price equal to $.6325. The holder of any warrant may exercise such warrant by surrendering the certificate representing the warrant to us, with the subscription form thereon properly completed and executed, together with payment of the exercise price. The warrants may be exercised at any time in whole or in part at the applicable exercise price until the expiration of the warrants. No fractional shares will be issued upon the exercise of the warrants.

Redemption

Beginning one year after the initial closing of the private placement pursuant to which we issued the warrants, we may redeem any or all outstanding and unexercised warrants at a price of $.05 per warrant share upon 30 days notice if both (a) during the 30 consecutive trading days ending on the date prior to the giving of the notice the market price for at least 20 of such days is in excess of 200% of the warrant exercise price, and (b) the average daily trading volume during the 30 consecutive trading day period is in excess of 30,000 shares per day.

Adjustments

The exercise price and the number of shares of common stock purchasable upon the exercise of the warrants are subject to adjustment, upon the occurrence of certain events, including stock dividends, stock splits, combinations or reclassifications of the common stock. Additionally, an adjustment will be made in the case of a reclassification or exchange of common stock, consolidation or merger of us with or into another corporation, sale of all or substantially all of our assets or our dissolution, in order to enable warrantholders to acquire the kind and number of shares of stock or other securities or property receivable in such event by a holder of the number of shares of common stock that might have been purchased upon the exercise of the warrant.

Transfer, Exchange and Exercise

Subject to applicable securities law, the warrants may be presented to us for transfer, exchange or exercise at any time on or prior to their expiration date, at which time the warrants become wholly void and of no value.

Warrantholders Not Shareholders

The warrants do not confer upon holders any voting, dividend or other rights as our shareholders.

CERTAIN PROVISIONS OF OUR CERTIFICATE OF INCORPORATION AND BYLAWS AND DELAWARE ANTI-TAKEOVER LAW

Certificate of Incorporation and Bylaws

Certain provisions of our certificate of incorporation and bylaws could make it more difficult to acquire us by means of a tender offer, a proxy contest, or otherwise, and the removal of incumbent officers and directors. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of our company to first negotiate with us. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweighs the disadvantages of discouraging such proposals, including proposals that are priced above the then current market value of our common stock, because, among other things, negotiation of such proposals could result in an improvement of their terms.

Issuance of Preferred Stock

As noted above, our Board of Directors, without shareholder approval, has the authority under our certificate of incorporation to issue preferred stock with rights superior to the rights of the holders of common stock. As a result, preferred stock could be issued quickly and easily, could adversely affect the rights of holders of common stock and could be issued with terms calculated to delay or prevent a change in control of us or make removal of management more difficult.

Number and Terms of Directors

Pursuant to our bylaws, our Board of Directors has the authority to determine the number of directors that will constitute our Board of Directors and the terms of office of directors. The power of the Board of Directors to increase the number of directors to a maximum of nine and to determine directors' terms of office could make it more difficult for shareholders to replace a majority of the Board of Directors, may discourage a third party from making a tender offer or otherwise attempting to gain control of us and may maintain the incumbency of the Board of Directors.

Advance Notice of Nominations and Shareholder Proposals

Our bylaws generally require at least 60 but no more than 90 days' advance notice by a shareholder of a proposal or director nomination that such shareholder desires to present at any annual meeting or special meeting of shareholders, which would prevent a shareholder from making a proposal or a director nomination at a shareholder meeting without our having advance notice of the proposal or director nomination. In the event that we give less than 70 days' notice or prior public disclosure of the date of any meeting of shareholders, a shareholder must provide notice of a proposal or director nomination to us no later than ten days following the day on which the notice of such meeting was mailed or public disclosure of the date of such meeting was made. These provisions could make a change in control more difficult by providing the incumbent directors with more time to prepare an opposition to a proposed change in control.

Special Meetings of Our Shareholders May Be Called Only by the Board of Directors, the Chairman, the President or the Holders of a Majority of the Outstanding Shares of Common Stock

Our bylaws only permit the Board of Directors, the Chairman of the Board of Directors, the President or the holders of a majority of the outstanding shares of common stock entitled to vote at such meeting to call a special meeting of shareholders. This provision may prevent a shareholder with less than a majority interest from calling a special meeting unless such shareholder first obtains adequate support from a sufficient number of other shareholders.

Amendment of Our Bylaws

Our certificate of incorporation and our bylaws authorize the Board of Directors to alter, amend or repeal the bylaws or adopt new bylaws by the affirmative vote of a majority of the directors present at any regular or special meeting of the Board of Directors at which a quorum is present. Our bylaws permit shareholders to alter, amend or repeal the bylaws or adopt new bylaws by the affirmative vote of the holders of two-thirds of the shares of our common stock of entitled to vote at any regular or special meeting of shareholders, provided that notice of such alteration, amendment, repeal or adoption of new bylaws is stated in the notice of any such special meeting. These provisions would prevent a shareholder with less than a two-thirds interest from altering, amending or repealing any bylaw or adopting any new bylaw unless such shareholder had first obtained adequate support from a sufficient number of other shareholders, but would permit a majority of the directors to take such action without approval of shareholders.

No Cumulative Voting in the Election of Directors

Our shareholders are not permitted to cumulate their votes in the election of directors. As a result, shareholders owning a majority of our common stock may elect all of the directors.

The Delaware General Corporation Law

We are not subject to Section 203 of the Delaware General Corporation Law. This provision generally prohibits a Delaware corporation from engaging in any business combination with any interested shareholder for a period of three years following the date the shareholder became an interested shareholder, unless

          o prior to such date, the board of directors of the corporation approves either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder,

          o upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

          o on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of shareholders and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested shareholder.

Section 203 defines a business combination to include:

          o any merger or consolidation involving the corporation and the interested shareholder,

          o any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested shareholder,

          o subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested shareholder,

          o any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested shareholder, or

          o the receipt by the interested shareholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested shareholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Section 145 of the Delaware General Corporation Law, as amended, authorizes us to indemnify any director or officer under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorneys' fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which such person is a party by reason of being a director or officer of us if it is determined that such person acted in accordance with the applicable standard of conduct. Article NINTH of our certificate of incorporation, as amended, provides for the indemnification of directors and officers to the full extent permitted by Delaware law.

We may also purchase and maintain insurance for the benefit of any director or officer which may cover claims for which we could not indemnify such person.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
                     ON ACCOUNTING AND FINANCIAL DISCLOSURE


On June 17, 2005, Eisner, LLP resigned as our auditor. Effective June 28, 2005, we engaged Weiser, LLP to serve as the independent public accountants to audit our financial statements for the fiscal year ending December 31, 2005.

Eisner's reports on our financial statements for the fiscal year ended December 31, 2004 did not contain an adverse opinion or a disclaimer of opinion, and were not modified as to uncertainty, audit scope or accounting principles, except that Eisner's report on our financial statements for the fiscal year ended December 31, 2004 did contain an explanatory paragraph regarding its substantial doubt as to our ability to continue as a going concern, and the lack of any adjustments to the financial statements that might result from that circumstance.

During our past two fiscal years, we had no disagreements with Eisner on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to Eisner's satisfaction, would have caused Eisner to make reference to the subject matter of the disagreement in connection with its report. During our past two fiscal years, Eisner did not advise us of any of the matters specified in Item 304(a)(1)(B) of Regulation S-B.

During our past two fiscal years, we had no disagreements with Weiser on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to Weiser's satisfaction, would have caused Weiser to make reference to the subject matter of the disagreement in connection with its report. During our past two fiscal years, Weiser did not advise us of any of the matters specified in Item 304(a)(1)(B) of Regulation S-B.

The appointment of Weiser as independent public accountants replacing Eisner was approved by our Board of Directors and the Audit Committee of our Board of Directors.

                                  LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Eckert Seamans Cherin & Mellott, LLC, 1515 Market Street, Ninth Floor, Philadelphia, Pennsylvania 19102-1909.

                                     EXPERTS

The financial statements for the fiscal year ended December 31, 2005 included in this prospectus, and incorporated by reference in the registration statement, have been audited by Weiser, LLP, independent auditors, as stated in their report appearing with the financial statements and incorporated by reference in this registration statement. These financial statements are included in reliance upon the reports of Weiser, LLP given upon their authority as experts in accounting and auditing.

The financial statements for the fiscal year ended December 31, 2004 included in this prospectus, and incorporated by reference in the registration statement, have been audited by Eisner, LLP, independent auditors, as stated in their report appearing with the financial statements and incorporated by reference in this registration statement. These financial statements are included in reliance upon the reports of Eisner, LLP given upon their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the Securities and Exchange Commission. Copies of our reports, proxy statements and other information may be inspected and copied at the public reference facility maintained by the Securities and Exchange Commission at the Headquarters Office, 100 F Street, N.E., Room 1580, Washington, DC 20549. Copies of these materials also can be obtained by mail at prescribed rates from the Public Reference Section of the Securities and Exchange Commission, Headquarters Office, 100 F Street, N.E., Room 1580, Washington, DC 20549 or by calling the Securities and Exchange Commission at (202) 942-8090. The Securities and Exchange Commission maintains a web site that contains reports, proxy statements and other information regarding us. The address of the Securities and Exchange Commission web site is http://www.sec.gov.

In addition, we maintain a web site that contains information regarding us, including copies of reports, proxy statements and other information we file with the Securities and Exchange Commission. The address of our web site is www.pacifichealthlabs.com. Our web site, and the information contained on that site, or connected to that site, are not incorporated and do not constitute a part of this prospectus.

We have filed a registration statement on Form SB-2/A with the Securities and Exchange Commission for the common stock offered by the Selling Stockholders under this prospectus. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information that is not contained in this prospectus. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, you should refer to the exhibits attached to, or incorporated by reference into, the registration statement for copies of the actual contract, agreement or other document.

                        PACIFICHEALTH LABORATORIES, INC.

                          INDEX TO FINANCIAL STATEMENTS

Description                                                                                                            Page
-----------                                                                                                            ----

   Report of independent registered public accounting firm                                                             F-2

   Report of independent registered public accounting firm                                                             F-3

   Balance sheets as of December 31, 2005 and 2004                                                                     F-4

   Statements of operations for the years ended December 31, 2005 and 2004                                             F-5

   Statements of changes in stockholders' equity for the years ended December 31, 2005 and 2004                        F-6

   Statements of cash flows for the years ended December 31, 2005 and 2004                                             F-7

   Notes to financial statements                                                                                       F-8

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



To the Board of Directors and
Stockholders of PacificHealth Laboratories, Inc.


We have audited the accompanying balance sheet of PacificHealth Laboratories, Inc. as of December 31, 2005 and the related statements of operations, changes in stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of PacificHealth Laboratories, Inc. as of December 31, 2005, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.






Weiser LLP
New York, New York
March 17, 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
PacificHealth Laboratories, Inc.


We have audited the accompanying balance sheets of PacificHealth Laboratories, Inc. as of December 31, 2004 and 2003, and the related statements of operations, changes in stockholders' equity and cash flows for each of the two years in the period ended December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of PacificHealth Laboratories, Inc. as of December 31, 2004 and 2003, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note A to the financial statements the Company has incurred significant recurring operating losses and significant negative cash flows from operations. The Company has an accumulated deficit of $15,557,096 as of December 31, 2004. The Company also has a limited ability to borrow additional funds under its line of credit and is dependent on the completion of a financing in order to continue operations. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note A. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.




Eisner LLP

New York, New York
February 18, 2005

With respect to Notes B[7]
March 9, 2005

PACIFICHEALTH LABORATORIES, INC.

BALANCE SHEETS

                                                                                                       DECEMBER 31,
                                                                                               -------------------------------
                                                                                                   2005              2004
                                                                                               -------------     -------------
ASSETS
Current assets:
   Cash and cash equivalents                                                                   $     138,487     $      25,832
   Accounts receivable, net of allowances of $19,000 and $7,000, respectively                        187,835           430,580
   Inventories (including consigned inventory of $162,000 and $191,000, respectively)              1,309,779         1,760,064
   Prepaid expenses                                                                                  119,002           215,091
   Deferred tax asset                                                                              1,278,000                 -
                                                                                               -------------     -------------

      Total current assets                                                                         3,033,103         2,431,567

Property and equipment, net                                                                           65,357           111,273
Deposits                                                                                              20,393            34,396
                                                                                               -------------     -------------

                                                                                               $   3,118,853     $   2,577,236
                                                                                               =============     =============
                                                 TOTAL ASSETS

LIABILITIES
Current liabilities:
   Notes payable                                                                               $     129,944     $     373,781
   Accounts payable and accrued expenses                                                           1,546,958         1,580,094
   Deferred revenue                                                                                  369,068           376,000
                                                                                               -------------     -------------

                                                                                                   2,045,970         2,329,875
                                                                                               -------------     -------------

Long-term liabilities:
   Convertible notes payable - subordinated                                                          500,000                 -
                                                                                               -------------

Commitments (Note I)

STOCKHOLDERS' EQUITY
Preferred stock:
    Series A, convertible, no par value; 90,909 shares authorized, issued and outstanding at December 31, 2005
        (liquidation value $1,018,334)                                                               966,387                 -
    Series B, convertible, no par value; 45,455 shares authorized,
        0 shares issued and outstanding at December 31, 2005                                               -                 -

Common stock, $0.0025 par value, authorized 50,000,000 shares; issued and outstanding 10,267,045 shares at December 31, 2005 and
   10,237,045 shares at December 31, 2004                                                             25,667            25,592
Additional paid-in capital                                                                        15,790,335        15,778,865
Accumulated deficit                                                                              (16,209,506)      (15,557,096)
                                                                                               -------------     -------------

                                                                                                     572,883           247,361
                                                                                               -------------     -------------

        TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                             $   3,118,853     $   2,577,236
                                                                                               =============     =============

See notes to financial statements

PACIFICHEALTH LABORATORIES, INC.

STATEMENTS OF OPERATIONS

                                                                                                        YEARS ENDED
                                                                                                        DECEMBER 31,
                                                                                               -------------------------------
                                                                                                   2005              2004
                                                                                               -------------     -------------

Revenue:
   Net product sales                                                                           $   5,444,558     $   6,807,271
                                                                                               -------------     -------------

Cost of goods sold:
   Product sales                                                                                   3,409,664         3,599,289
   Write-down of inventory (see Note C)                                                               93,255           678,933
                                                                                               -------------     -------------

                                                                                                   3,502,919         4,278,222
                                                                                               -------------     -------------

                                                                                                   1,941,639         2,529,049
                                                                                               -------------     -------------
Gross profit

Operating expenses:
   Selling, general and administrative                                                             3,721,567         4,620,388
   Research and development                                                                          195,242           144,961
   Depreciation                                                                                       64,638            50,951
   Patent impairment                                                                                       -           137,138
                                                                                               -------------     -------------

                                                                                                   3,981,447         4,953,438
                                                                                               -------------     -------------

Loss before other income (expense) and income taxes                                               (2,039,808)       (2,424,389)
                                                                                               -------------     -------------

Other income (expense):
                                                                                                       4,456             7,814
   Interest income
   Interest expense                                                                                 (102,134)          (95,735)
                                                                                               -------------     -------------

                                                                                                     (97,678)          (87,921)
                                                                                               -------------     -------------

Loss before income taxes                                                                          (2,137,486)       (2,512,310)
Provision (benefit) for income taxes                                                              (1,503,410)            8,786
                                                                                               -------------     -------------

Net loss                                                                                            (634,076)       (2,521,096)

Less preferred dividends                                                                             (18,334)                -
                                                                                               -------------     -------------

                                                                                               $    (652,410)    $  (2,521,096)
                                                                                               =============     =============
NET LOSS APPLICABLE TO COMMON STOCKHOLDERS

NET LOSS PER COMMON SHARE - BASIC AND DILUTED                                                         $(0.06)           $(0.25)
                                                                                               =============     =============

WEIGHTED AVERAGE SHARES OUTSTANDING:
   Basic and diluted                                                                              10,242,141        10,234,068
                                                                                               =============     =============

See notes to financial statements

PACIFICHEALTH LABORATORIES, INC.

STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY


                                                            PREFERRED STOCK              COMMON STOCK            ADDITIONAL
                                                        ------------------------   -------------------------      PAID IN
                                                          SHARES        AMOUNT       SHARES         AMOUNT        CAPITAL
                                                        ----------    ----------   ----------     ----------   --------------

BALANCE, JANUARY 1, 2004                                                           10,188,545     $   25,471   $   15,788,068
Fair value of stock options issued to non-employees                                                                    19,679
Issuance costs related to 2003 private placement                                                                      (32,000)
Stock issued in asset acquisition                                                      48,500            121            3,118
Net loss
                                                                                   ----------     ----------   --------------


BALANCE, DECEMBER 31, 2004                                                         10,237,045     $   25,592   $   15,778,865
Fair value of stock options issued to non-employees                                                                     4,945
Fair value of stock issued to non-employees                                            30,000             75            6,525
Preferred stock issued                                      90,909    $1,000,000
Issuance costs related to preferred stock issuance                       (51,947)
Accrued dividends on preferred stock                                      18,334
Net loss
                                                        ----------    ----------   ----------     ----------   --------------

BALANCE, DECEMBER 31, 2005                                  90,909    $  966,387   10,267,045       $ 25,667   $   15,790,335
                                                        ==========    ==========   ==========     ==========   ==============


                                                        ACCUMULATED
                                                          DEFICIT           TOTAL
                                                      ---------------   ------------

BALANCE, JANUARY 1, 2004                              $   (13,036,000)  $  2,777,539
Fair value of stock options issued to non-employees                           19,679
Issuance costs related to 2003 private placement                             (32,000)
Stock issued in asset acquisition                                              3,239
Net loss                                                   (2,521,096)    (2,521,096)
                                                      ---------------   ------------


BALANCE, DECEMBER 31, 2004                            $   (15,557,096)  $    247,361
Fair value of stock options issued to non-employees                            4,945
Fair value of stock issued to non-employees                                    6,600
Preferred stock issued                                                     1,000,000
Issuance costs related to preferred stock issuance                           (51,947)
Accrued dividends on preferred stock                          (18,334)             -
Net loss                                                     (634,076)      (634,076)
                                                      ---------------   ------------

BALANCE, DECEMBER 31, 2005                            $   (16,209,506)  $    572,883
                                                      ===============   ============

See notes to financial statements

PACIFICHEALTH LABORATORIES, INC.

STATEMENTS OF CASH FLOWS

                                                                                                    YEARS ENDED DECEMBER 31,
                                                                                                 -----------------------------
                                                                                                    2005              2004
                                                                                                 -----------      ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss                                                                                      $  (634,076)     $ (2,521,096)
   Adjustments to reconcile net loss to net cash used in operating activities:
      Deferred tax benefit                                                                        (1,278,000)                -
      Depreciation                                                                                    64,638            50,951
      Allowance for doubtful accounts                                                                 12,000             7,000
      Amortization of pending patent                                                                       -            15,236
      Equity instrument-based consulting expense                                                      11,545            19,679
      Write-off of inventory                                                                          93,255           678,933
      Write-off of patent pending                                                                          -           137,138
      Changes in:
        Accounts receivable                                                                          230,745           231,720
        Prepaid expenses                                                                              96,089           (23,232)
        Inventories                                                                                  357,030        (1,700,935)
        Deposits                                                                                      14,003           (17,385)
        Accounts payable and accrued expenses                                                        (33,136)        1,203,402
        Advance payments from customers                                                               (6,932)          376,000
                                                                                                 -----------      ------------

           Net cash used in operating activities                                                  (1,072,839)       (1,542,589)
                                                                                                 -----------      ------------

CASH FLOWS FROM INVESTING ACTIVITY:
   Purchase of property and equipment                                                                (18,722)         (101,918)
                                                                                                 -----------      ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Issuance of preferred stock                                                                     1,000,000                 -
   Fees in connection with issuance of preferred stock                                               (51,947)                -
   Issuance of common stock                                                                                -            36,635
   Fees in connection with 2003 private placement                                                          -           (68,635)
   Proceeds from issuance of convertible notes payable                                               500,000                 -
   Proceeds of note payable                                                                        5,235,927         6,602,172
   Repayment of note payable                                                                      (5,479,764)       (6,698,535)
                                                                                                 -----------      ------------

           Net cash provided by (used in) financing activities                                     1,204,216          (128,363)
                                                                                                 -----------      ------------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                                 112,655        (1,772,870)
Cash and cash equivalents at beginning of year                                                        25,832         1,798,702
                                                                                                 -----------      ------------

CASH AND CASH EQUIVALENTS AT END OF YEAR                                                         $   138,487      $     25,832
                                                                                                 ===========      ============

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
   Cash paid for interest                                                                        $    85,468      $     95,735
   Cash paid for income taxes                                                                    $     2,115      $      8,786
   Accrued dividends on preferred stock                                                          $    18,334      $          -
   Noncash investing activity:
      Stock-based consideration for acquisition of Strong Research, Inc.                         $         -      $      3,239


See notes to financial statements

PACIFICHEALTH LABORATORIES, INC.

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004

NOTE A - BASIS OF PRESENTATION

      The accompanying financial statements have been prepared assuming that PacificHealth Laboratories, Inc. (the "Company") will continue as a going concern. The Company has incurred significant recurring operating losses and significant negative cash flows from operations. The Company has an accumulated deficit of $16,209,506 as of December 31, 2005. On February 22, 2006, the Company entered into a transaction to sell certain intangible assets more fully described in Note O - Subsequent Events.

NOTE B - THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES

[1]   THE COMPANY:

      The Company was incorporated in April 1995 to discover, develop, and commercialize nutritional products that are patentable and substantiated by well-controlled clinical trials conducted at leading university research centers. The Company's principal areas of focus include sports performance, weight loss, and management of type II diabetes. The Company utilizes third-party contractors to manufacture all products.

      On February 22, 2006, the Company sold the trademarks, technology, and patents for its brands, Accelerade(R) and Endurox(R) R4 (R) to Mott's LLP ("Mott's"). Such patents were held by the Company's CEO, Robert Portman, and assigned to the Company when such patents were issued. Under the terms of the agreement, the Company received a $4 million upfront payment and will receive a royalty based on future sales for a defined period. Additionally, the Company was granted an exclusive royalty-free license to use the intellectual property and trademarks for the continued manufacture, distribution and marketing of Accelerade and Endurox R4 brands in powder and gel forms. (See Note O - Subsequent Events).

[2]   CASH AND CASH EQUIVALENTS:

      The Company considers all highly liquid investments with a maturity of three months or less at the date of purchase to be cash equivalents.

[3]   ALLOWANCE FOR DOUBTFUL ACCOUNTS:

      Accounts receivable consist of trade receivables recorded at original invoice amount, less an estimated allowance for uncollectible accounts. Trade credit is generally extended on a short-term basis; thus trade receivables do not bear interest. Trade receivables are periodically evaluated for collectibility by considering a number of factors including the length of time an invoice is past due, the customers' credit worthiness and historical bad debt experience. Changes in the estimated collectibility of trade receivables are recorded in the results of operations for the period in which the estimate is revised. Trade receivables that are deemed uncollectible are offset against the allowance for uncollectible accounts. The Company generally does not require collateral for trade receivables.

[4]   INVENTORIES:

      Inventories are recorded at the lower of cost or market using the first-in, first-out ("FIFO") method. The Company determines its reserve for obsolete inventory by considering a number of factors, including product shelf life, marketability, and obsolescence.

[5]   PROPERTY AND EQUIPMENT:

      Property and equipment are stated at cost and are depreciated using the straight-line method over their estimated useful lives ranging from 2 to 5 years.

[6]   EARNINGS (LOSS) PER SHARE:

      Basic earnings (loss) per common share is computed by dividing net income
      (loss) applicable to common shareholders by the weighted average number of common shares outstanding during the year. Diluted earnings per share gives effect to all dilutive potential common shares outstanding during the year. The dilutive effect of the outstanding stock warrants and options is computed using the treasury stock method. For the years ended December 31, 2005 and 2004, diluted loss per share did not include the effect of 2,125,500 and 3,049,875 options outstanding and 2,271,275 and 2,293,275 warrants outstanding, respectively, for such years as their effect would be anti-dilutive. In addition, shares for convertible preferred stock (909,091) and convertible notes payable (1,960,784) are not included in weighted average number of common shares as their effect would be anti-dilutive.

[7]   REVENUE RECOGNITION:

      Sales are recognized when all of the following criteria are met: (1) persuasive evidence that an arrangement exists; (2) delivery has occurred or services have been rendered; (3) the seller's price to the buyer is fixed and determinable; and, (4) collectibility is reasonably assured. Sales are recorded net of incentives paid to customers.

      In December 2003, the Company entered into a purchasing agreement with a significant customer for its strength training products whereby all unsold product is subject to a right of return provision if certain minimum levels of retail sales in a 12-month period of time from the date of initial sale are not achieved. In March 2005, its major customer informed the Company that they would discontinue carrying the Company's strength training products. The Company and the customer agreed to a significant discount program in the second quarter of 2005 to transfer these products to the customer with no further recourse to the Company. Given the ongoing significant business relationship between the Company and the customer, the Company discounted product to the customer even though it was not contractually obligated to so.

      In April 2004, the Company entered into a purchasing agreement with the same significant customer for all other products sold to this customer whereby all unsold product is subject to return provisions identical or similar to the one disclosed above. Through December 31, 2004, in addition to the four criteria described above, the Company recognized revenue related to these products after analyzing retail sell-through data provided by the customer and the Company's expectation of future customer sell-through trends. A new agreement was signed in April 2005 that increased minimum levels of retail sell-through requirements. Since January 1, 2005, the Company recognizes revenue when its major customer sells through its products to the consumer. This change was made due to the inability to accurately estimate future returns from this customer as the Company has previously agreed to accept returns/discounts of product from this customer that it was not contractually obligated to do so as well as because the Company entered into a new purchasing agreement with this customer that increased certain sell-through minimums. As of December 31, 2005 and 2004, shipments to this customer amounting to $369,068 and $376,000, respectively, have been reflected as deferred revenue in the Company's balance sheet.

      In the second quarter of 2005, we entered into an agreement with our major customer to resolve the status of certain products previously sold to this customer amounting to $597,781 and previously recorded as deferred revenue. In connection with this settlement, the customer agreed to accept $257,957 of inventory as final product purchases from us with no future obligations on behalf of the Company. As a result, $257,957 previously recorded as deferred was taken into revenue in 2005. In addition as of December 31, 2005, the Company has paid back $179,334 to this customer. The balance of $179,335, which is included in accounts payable and accrued expenses in the accompanying balance sheet, is to be repaid to the customer in equal monthly installments through June 2006.

[8]   RESEARCH AND DEVELOPMENT:

      Costs of research and development activities are expensed as incurred.

[9]   ADVERTISING COSTS:

      Advertising costs are expressed as incurred. During 2005 and 2004, the Company recorded advertising expense of $603,376 and $1,045,361, respectively.

[10]  STOCK-BASED COMPENSATION:

      The Company accounts for stock-based employee compensation under Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations. The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation", and

      SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure". The Company's stock option plans are described in Note J. The following table illustrates the effect on net loss and net loss per share if the fair value-based method had been applied to all awards.

                                                                                  YEARS ENDED DECEMBER 31,
                                                                               -----------------------------
                                                                                   2005             2004
                                                                               -----------     -------------

          Reported net loss applicable to common stockholders                  $  (652,410)    $  (2,521,096)
          Stock-based employee compensation determined under
             the fair value-based method                                          (143,113)         (419,739)
                                                                               -----------     -------------

          Pro forma net loss                                                   $  (795,523)    $  (2,940,835)
                                                                               ===========     =============

          Basic and diluted net loss per share:
             As reported                                                           $(0.06)          $(0.25)
                                                                                   ======           ======
             Pro forma                                                             $(0.08)          $(0.29)
                                                                                   ======           ======

      The fair value of each option grant on the date of grant is estimated using the Black-Scholes option-pricing model with a volatility ranging from 100% to 103% for 2005 and from 107% to 114% for 2004, expected life of options of 5 years, risk-free interest rate of approximately 3% in 2005 and 2004 and a dividend yield of 0%. The weighted average fair values of options granted during the years ended December 31, 2005 and 2004 were $0.19 and $0.53, respectively.

      In 2005, the Company issued 25,500 options and warrants to purchase the Company's common stock to consultants having a fair value of $4,945 using the Black-Scholes model. In addition, the Company issued 30,000 shares of common stock at a fair value at the date of the transaction valued at $6,600 for consultative services.

[11]  SEGMENT INFORMATION:

      The Company operates in one business segment: the design, development and marketing of dietary and nutritional supplements that enhance health and well-being.

[12]  INCOME TAXES:

      The Company recognizes deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined on the basis of the differences between the tax basis of assets and liabilities and their respective financial reporting amounts ("temporary differences") at enacted tax rates in effect for the years in which the differences are expected to reverse. Any resulting deferred tax asset is reduced, if necessary, by a valuation allowance for any tax benefits that are not expected to be realized.

[13]  IMPAIRMENT OF LONG-LIVED ASSETS:

      Long-lived assets, to be held and used, are reviewed for impairment whenever events or changes in circumstances indicate that the related carrying amounts may not be recoverable using expected future undiscounted cash flows. When required, impairment losses on assets to be held and used are recognized based on the excess of the assets' carrying amount over their fair values as determined by selling prices for similar assets or application of other appropriate valuation techniques. Long-lived assets to be disposed of are reported at the lower of their carrying amounts or fair values less disposal costs. In the fourth quarter of 2004, the Company recorded an impairment charge of approximately $137,000 to write-down the value of patents associated with certain of the Company's products (see Note E - Other Asset).

[14]  COMPREHENSIVE INCOME:

      Other than net loss, the Company does not have any comprehensive income items at December 31, 2005 and 2004.

[15]  RECENT ACCOUNTING PRONOUNCEMENTS:

      In December 2004, the FASB issued FAS Statement 123 (Revision 2004), "Share-Based Payment," and is effective for reporting periods beginning after December 15, 2005. The new statement requires all share-based payments to employees to be recognized in the financial statements based on their fair values. The Company currently accounts for its share-based payments to employees under the intrinsic value method of accounting set forth in Accounting Principles Board Opinion No. 25, `Accounting for Stock Issued to Employees." Additionally, the Company complies with the stock-based employer compensation disclosure requirements of SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure, an amendment of FASB Statement No. 123." The Company does not anticipate that adoption of this standard will have a material impact on its financial position, results of operations or its cash flows.

      In December 2004, the FASB issued FAS 153 "Exchanges of Non-monetary Assets, an amendment of APB Opinion No. 29." This Statement is the result of a broader effort by the FASB to improve the comparability of cross-border financial reporting by working with the International Accounting Standards Board (IASB) toward development of a single set of high-quality accounting standards. As part of that effort, the FASB and the IASB identified opportunities to improve financial reporting by eliminating certain narrow differences between their existing accounting standards. The accounting for non-monetary exchanges was identified as an area in which the U.S. standard could be improved by eliminating certain differences between the measurement guidance in Opinion 29 and that in IAS 16, Property, Plant and Equipment, and IAS 38, Intangible Assets. This Statement is effective for non-monetary exchanges occurring in fiscal periods beginning after June 15, 2005. The Company does not anticipate that adoption of this standard will have a material impact on its financial position, results of operations or its cash flows.

      In November 2004, the FASB issued FAS 151 "Inventory Costs, an amendment of ARB No. 43, Chapter 4." This Statement amends the guidance in ARB No. 43, Chapter 4, "Inventory Pricing," to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). This Statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The Company does not anticipate that adoption of this standard will have a material impact on its financial position, results of operations or its cash flows.

      In May 2005, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 154, "Accounting Changes and Error Corrections - a replacement of APB No. 20 and FASB Statement No. 3" ("SFAS 154"). SFAS 154 replaces APB No. 20, "Accounting Changes" and FASB Statement No. 3, "Reporting Accounting Changes in Interim Financial Statements" and changes the requirements for the accounting for and reporting of a change in accounting principles. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company does not anticipate that adoption of this standard will have a material impact on its financial position, results of operations or its cash flows.

[16]  USE OF ESTIMATES:

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets, liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenue and expenses during the reporting period. Actual results may differ from these estimates. The significant estimates and assumptions made by the Company are in the area of revenue recognition, inventory obsolescence, allowance for doubtful accounts, and valuation allowances for deferred tax assets.

NOTE C - INVENTORIES

Inventories, which are held at third-party warehouses and on consignment with customers, consist of the following and include obsolescence reserves on $723,972 at December 31, 2005 and $742,970 at December 31, 2004 which are netted against finished goods at third party warehouse:

                                                                     2005           2004
                                                                 -----------    -----------

       Raw materials (at contract manufacturer)                  $   102,587    $   104,745
       Work in process (at contract manufacturer)                      8,847         70,020
       Packaging supplies (at third party warehouse)                  46,880         70,015
       Finished goods (at third party warehouse)                     989,814      1,324,284
       Finished goods (on consignment)                               161,651        191,000
                                                                 -----------    -----------

                                                                 $ 1,309,779    $ 1,760,064
                                                                 ===========    ===========

NOTE D - PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

                                                      2005            2004
                                                   ---------       ---------

       Furniture and equipment                     $ 388,414       $ 374,693
       Molds and dies                                120,826         115,825
                                                   ---------       ---------

                                                     509,240         490,518
       Less accumulated depreciation                 443,883         379,245
                                                   ---------       ---------

                                                   $  65,357       $ 111,273
                                                   =========       =========

Depreciation expense aggregated $64,638 and $50,951 for the years ended December 31, 2005 and 2004, respectively.


NOTE E - OTHER ASSET

In December 2003, the Company acquired all of the outstanding shares of Strong Research, Inc. ("Strong"), a research-based educational sports nutrition company, owned by one of the Company's former directors. In connection with this transaction, the Company issued 150,000 common shares valued at $112,500 at the date of the transaction. The Company ascribed the entire value to a pending patent. Such patent was being amortized over an estimated useful life of three years. Strong is a development stage company and had not commenced planned principal operations; the acquisition was accounted for as an acquisition of assets and not a business combination. In addition, the Company settled certain liabilities of Strong and issued 52,000 common shares in January 2004. The Company has recorded this additional cost of approximately $42,000 as of December 31, 2003. As of December 31, 2004, the Company determined to write off the unamortized value of the patent acquired in the acquisition in the amount of $137,138 due to the discontinuance by the exclusive customer for the products covered by this patent (see Note B[13]).

Further, the Company is contingently obligated to issue an additional 150,000 common shares to the seller if certain products developed as a result of the acquisition reach $4 million in revenue for any twelve consecutive months. The issuance of such shares will result in an increase to the purchase price of assets acquired based upon the fair value of such shares at the date the milestone is achieved. At December 31, 2005, sales associated with this product line have not achieved the revenue milestones and, as such, no shares are required to be issued to the seller.


NOTE F - NOTES PAYABLE

Included in notes payable at December 31, 2005 and 2004 is $74,000 and $267,000 pursuant to the Company's asset based credit facility. During the second quarter of 2003, the Company secured a $750,000 asset-based credit facility. This facility was for one year commencing on June 1, 2003 and was collateralized by substantially all of the assets of the Company. This credit facility was increased to $1,000,000 and was renewed for 2 years commencing June 1, 2004. The amount of available credit was based on the value of the Company's eligible receivables from time to time. Eligible receivables included those receivables that had payment terms equal to or less than 45 days or had been outstanding for less than 90 days. This credit facility bore interest at a rate of prime plus 1.75% as well as a 0.75% discount rate on all advances. The receivables were financed with recourse. At December 31, 2005, the Company had $ - 0 - availability under this facility. On February 22, 2006, with the proceeds of the sale of our sports drink assets to Mott's, we repaid this facility in full and terminated it (see Note O - Subsequent Events).

In addition, the Company has notes payable as follows:

                                                                                 2005           2004
                                                                               --------       --------
       Installment note payable to insurance finance company
          due in monthly installments of $8,235, including
          interest at 5.57% through January 2006                               $  8,197       $      -
       Installment note payable to insurance finance company
          due in monthly installments of $4,913, including
          interest at 6.50% through September 2006                               47,698              -
       Installment note payable to insurance finance company
          due in monthly installments of $8,128, including
          interest at 3.84% through February 2005                                     -         16,256
       Installment note payable to insurance finance company
          due in monthly installments of $11,505, including
          interest at 4.55% through September 2005                                    -         90,073

NOTE G - CONVERTIBLE NOTES PAYABLE

On August 24, 2005, the Company entered into a Securities Purchase Agreement (the "Purchase Agreement") with Hormel. Pursuant to the Purchase Agreement, Hormel loaned the Company the principal amount of $500,000 in exchange for a Secured Convertible Promissory Note, which amount would accrue interest at a rate of 8% per annum (the "Note"). The outstanding principal balance under the Note and any accrued but unpaid interest thereon was due and payable on August 24, 2007 to the extent that Hormel had not exercised certain conversion rights under the Note. In the event we defaulted, interest on the outstanding principal balance would accrue at the rate of 10% per annum. The Note was collateralized by a subordinated lien on and security interest on the Company's assets pursuant to the terms of a Security Agreement between the Company and Hormel dated August 24, 2005. As additional consideration for the loan, Hormel had the right at Hormel's option to convert the outstanding principal amount and accrued and unpaid interest of the Note into shares of the common stock of the Company (the "Common Stock"), at a price per share equal to the product of (x) the weighted average closing price of the Common Stock for the five trading days preceding the notice of conversion of the Note and (y) $0.85. Hormel agreed that it would not convert the Note if such conversion would cause Hormel, together with its affiliates, to beneficially own, on an as-converted basis, more than 9.9% of the shares of Common Stock then outstanding. However, Hormel had the ability to waive this limitation by providing written notice of such waiver to the Company with the waiver to be effective seventy-five days after receipt. On February 22, 2006, the Company repaid the principal and accrued interest of this Note in full. (See Note O - Subsequent Events.)

NOTE H - STOCKHOLDERS' EQUITY

The total number of shares of all classes of stock which the Company has authority to issue is 51,000,000 shares, consisting of (a) fifty million (50,000,000) shares of common stock, par value $.0025 per share, and (b) one million (1,000,000) shares of preferred stock, par value $.01 per share. The preferred stock may be issued in one or more series, and may have such voting powers, full or limited, or no voting powers, and such designations and preferences as shall be stated in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors of the Company, from time to time. As of December 31, 2005, only 136,364 preferred shares have been designated.

As of December 31, 2005, 90,909 shares of our Series A Preferred Stock were outstanding. In the event of liquidation, sale of substantially all of its assets, and certain mergers and consolidations, the holders of the Series A Preferred Stock are entitled to be paid an amount equal to the greater of: (i) the original purchase price for the Series A Preferred Stock ($11 per share) plus accrued dividends, if any, or (ii) the amount they would have received as holders of the number of shares of common stock into which the Series A Preferred Stock is then convertible (the "Series A Liquidation Amount"). In the event of the sale of substantially all of its assets and certain mergers and consolidations, if the Company does not effect a dissolution under the General Corporation Law of the State of Delaware within 60 days after such event, then the holders of a majority of the shares of the Series A Preferred Stock then outstanding will have the right to require the redemption of such shares at a price per share equal to the Series A Liquidation Amount. There are no sinking fund provisions applicable to the Series A Preferred Stock. Cumulative annual dividends will accrue at the rate of $.022 on each share of Series A Preferred Stock outstanding. The Company is not required to pay accrued dividends except in connection with liquidation, merger or sale, and certain other events. However, no dividends may be paid on common stock unless all accrued dividends on the Series A Preferred Stock have been paid. The holders of the Series A Preferred Stock are also entitled to participate in any dividends paid to the holders of common stock on an as-converted basis. The holders of outstanding shares of Series A Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series A Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Subject to certain adjustments, each share of the Series A Preferred Stock is convertible at the option of the holder into ten shares of common stock. The number of shares of common stock issuable upon conversion of the Series A Preferred Stock will increase, pursuant to a weighted average formula in the event that we issue common stock at a price below $1.10 per share, with certain exceptions.

On April 28, 2005, the Company filed a Certificate of Designations (the "Certificate") creating the Series B Preferred Stock with the Secretary of the State of the State of Delaware. The Certificate was effective as of the date filed. Under the Certificate, 45,455 shares of authorized but unissued preferred stock were designated as Series B Preferred Stock. The Company filed the Certificate in contemplation of proposed financing transactions, but does not have a binding agreement as to any financing. The Company has not issued any shares of Series B Preferred Stock to date. Cumulative annual dividends will accrue at the rate of $.022 on each share of Series B Preferred Stock outstanding. The Company will not be required to pay accrued dividends except in connection with liquidation, dissolution, merger, consolidation or sale all or substantially all of the assets of the Company and certain other events. However, no cash dividends may be paid on common stock unless all accrued but unpaid dividends, if any, on Series B Preferred Stock have been paid. The holders of Series B Preferred Stock will also be entitled to participate in any dividends paid to the holders of common stock on an as-converted basis. In the event of a liquidation of the Company, sale of all or substantially all of its assets, and certain mergers and consolidations involving the Company, the holders of the Series B Preferred Stock will be entitled to be paid an amount equal to the greater of: (i) the original purchase price for the Series B Preferred Stock plus accrued but unpaid dividends, if any, or (ii) the amount they would have received as holders of the number of shares of common stock into which their shares of Series B Preferred Stock then convertible. Subject to certain adjustments, each share of Series B Preferred Stock will be convertible at the option of the holder into ten shares of common stock. The number of shares of common stock issuable upon conversion of the Series B Preferred Stock will increase, pursuant to a weighted average formula set forth in the Certificate, in the event the Company issues common stock at a price below $1.10 per share, with certain exceptions. The holders of the Series B Preferred Stock will be entitled to vote on an as-converted basis with the holders of the common stock and the Series A Preferred Stock together as a single class on all matters submitted for a vote of the holders of common stock. The Certificate also provides that in certain instances, the consent of the holders of at least 66% of the outstanding shares of Series B Preferred Stock will be required for the Company to take certain actions including: (i) liquidate, dissolve, merge or consolidate the Company or sell all or substantially all of its assets, unless the transaction would result in a certain rate of return for the holders of Series B Preferred Stock; (ii) amend the Company's Certificate of Incorporation or Bylaws in a manner adverse to the Series B Preferred Stock; (iii) create an additional class or series of stock senior to or on par with the Series B Preferred Stock; (iv) purchase, redeem or pay cash dividends on common stock; or
(v) incur certain types of debt in excess of $750,000.


NOTE I - COMMITMENTS

[1]   EMPLOYMENT AGREEMENT:

      The Company entered into an employment extension agreement on September 1, 2004, with the CEO of the Company that provides for minimum annual compensation of $275,000 and expires on December 31, 2006. As of December 31, 2005, $50,000 of this annual compensation was accrued and the Company expects to pay this amount in 2006. In the event of a change in control, as defined in the employment agreement, the CEO shall be paid, as additional compensation, a lump sum equal to his annual base salary in effect immediately prior to the change in control. If the CEO is terminated without cause, as defined in the employment agreement, the Company shall pay the CEO, at the time of termination, an amount equal to the base salary which would have been paid during a period beginning on the date of termination of employment and ending on the later of the scheduled termination date, as defined in the employment agreement, or the first anniversary of the termination date.

[2]   LEASE:

      Effective July 1, 2003, the Company entered into a new lease agreement for office space which expires June 2007. The lease provides for the rental of 5,500 square feet.

      The future minimum lease payments due under the leases are as follows:

                  YEARS ENDING
                  DECEMBER 31,
                  ------------

                      2006                  $ 136,125
                      2007                     70,125
                                            ---------

                                            $ 206,250
                                            =========

      Rent expense amounted to $129,965 and $130,268 in 2005 and 2004, respectively.

NOTE J - STOCK OPTION PLANS AND WARRANTS

The Company has two stock option plans (the "Plans") under which 1,555,500 shares of common stock are reserved for issuance under the Plans. In 1995, the Company established an incentive stock option plan (the "Plan") in which options to purchase the common stock of the Company may be awarded to employees. In 2000, the Company established another stock option plan to increase the number of options under the Plans.

Stock options may be granted as either incentive stock options intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or as options not qualified under Section 422 of the Code. All options are issued with an exercise price at or above 100% of the fair market value of the common stock on the date of grant. Incentive stock option plan awards of restricted stock are intended to qualify as deductible performance-based compensation under Section 162(m) of the Code. Incentive stock option awards of unrestricted stock are not designed to be deductible by the Company under
Section 162(m). The Board of Directors determines the option price (not to be less than fair market value for incentive options) at the date of grant. The options have a maximum term of 5 years and outstanding options expire at various times through August 2010. Vesting ranges from immediate to over five years.

Stock option transactions for employees during 2005 and 2004 were as follows:

                                                                                                WEIGHTED
                                                                               EXERCISE          AVERAGE
                                                                               PRICE PER      EXERCISE PRICE
                                                    OPTION       VESTED          COMMON         PER SHARE
                                                    SHARES       SHARES          SHARE         OUTSTANDING
                                                   ---------    ---------    --------------   --------------

                                                   1,977,700    1,642,784    $0.313 - $4.34        $1.58
       Balance, January 1, 2004
       Granted/vested during the year              1,277,000      580,916    $0.65 - $1.11         $0.67
       Expired during the year                      (422,200)    (422,200)   $0.98 - $3.80         $1.82
                                                   ---------    ---------

                                                   2,832,500    1,801,500    $0.313 - $4.34        $1.20
       Balance, December 31, 2004
       Granted/vested during the year                      -      395,500    $0.65 - $2.79         $1.25
       Expired during the year                      (862,500)    (450,000)   $0.65 - $3.77         $1.33
                                                   ---------    ---------

                                                   1,970,000    1,747,000    $0.313 - $4.34        $1.11
                                                   =========    =========
       BALANCE, DECEMBER 31, 2005

Information with respect to employee stock options outstanding and employee stock options exercisable at December 31, 2005 is as follows:

                                                        WEIGHTED
                                                         AVERAGE         WEIGHTED                        WEIGHTED
                                                        REMAINING         AVERAGE                         AVERAGE
              RANGE OF                NUMBER           CONTRACTUAL       EXERCISE         NUMBER         EXERCISE
           EXERCISE PRICES          OUTSTANDING      LIFE (IN YEARS)       PRICE        EXERCISABLE        PRICE
           ---------------          -----------      ---------------     --------       -----------      --------

           $0.31 - $2.00              1,577,000            1.92            $0.64          1,354,000        $0.64
           $2.01 - $4.00                383,000            1.75            $2.94            383,000        $2.94
           $4.01 - $4.34                 10,000            0.81            $4.34             10,000        $4.34
                                    -----------                                         -----------

                                      1,970,000            1.88            $1.11          1,747,000        $1.34
                                    ===========                                         ===========

In addition to options granted to employees under the Plans, the Company issued stock and stock options pursuant to contractual agreements to non-employees. Stock and stock options granted under these agreements are expenses when the related service or product is provided. The Company recognized an expense of $11,545 and $19,679 for such stock and stock options issued in 2005 and 2004, respectively.

Stock option transactions for non-employees during 2005 and 2004 were as follows:

                                                                                                        WEIGHTED
                                                                                  EXERCISE              AVERAGE
                                                                                  PRICE PER         EXERCISE PRICE
                                                      OPTION         VESTED        COMMON              PER SHARE
                                                      SHARES         SHARES         SHARE             OUTSTANDING
                                                      ------         ------       ---------         --------------
       Balance, January 1, 2004                       266,375        266,375    $0.31 - $6.30            $1.57
       Granted/vested during the year                  11,000         11,000    $0.83 - $0.90            $0.84
       Expired during the year                        (60,000)       (60,000)   $1.25 - $2.25            $1.68
                                                      -------        -------
       Balance, December 31, 2004                     217,375        217,375    $0.31 - $6.30            $2.01
       Granted/vested during the year                  25,500         25,500    $0.20 - $0.28            $0.26
       Expired during the year                        (87,375)       (87,375)   $1.06 - $3.50            $2.29
                                                      -------        -------
                                                      155,500        155,500    $0.20 - $6.30            $1.57
       BALANCE, DECEMBER 31, 2005                     =======        =======

Information with respect to non-employee stock options outstanding and non-employee stock options exercisable at December 31, 2005 is as follows:

                                                     WEIGHTED
                                     NUMBER          AVERAGE         WEIGHTED
                                  OUTSTANDING       REMAINING         AVERAGE
           RANGE OF                  AND           CONTRACTUAL       EXERCISE
       EXERCISE PRICES            EXERCISABLE     LIFE (IN YEARS)     PRICE
       ---------------            -----------     ---------------    --------
        $0.20 - $2.00               125,500            1.33           $0.84
        $2.01 - $4.00                 3,500            0.43           $2.86
        $4.01 - $6.30                26,500            1.13           $4.85
                                    -------
                                    155,500            1.65           $1.57
                                    =======

Stock warrant transactions during 2005 and 2004 were as follows:

                                                                 EXERCISE           WEIGHTED
                                                                   PRICE             AVERAGE
                                                                    PER           EXERCISE PRICE
                                                                  COMMON               PER
                                                   WARRANTS        SHARE           COMMON SHARE
                                                   --------      --------         --------------
                                                  2,238,275    $0.63 - $3.44           $0.71
       Balance, January 1, 2004
       Issued during the year                       155,000    $0.63 - $0.88           $0.68
       Expired during the year                     (100,000)        $0.88              $0.88
                                                  ---------
                                                  2,293,275    $0.63 - $3.44           $0.70
       Balance, December 31, 2004
       Issued during the year
       Expired during the year                      (22,000)        $3.44              $3.44
                                                  ---------
       BALANCE, DECEMBER 31, 2005                 2,271,275    $0.63 - $0.88           $0.67
                                                  =========

NOTE K - INCOME TAXES

The difference between the statutory federal income tax rate on the Company's pre-tax loss and the Company's effective income tax rate is summarized as follows:

                                                              2005                         2004
                                                     -----------------------       --------------------
                                                     AMOUNT          PERCENT       AMOUNT       PERCENT
                                                     ------          -------       ------       -------
       U.S. federal income tax provision
          (benefit) at federal statutory rate     $  (748,120)         35%      $ (879,308)        35%
       Effect of state taxes, net of
          federal benefit                            (128,249)          6%        (150,739)         6%
       Change in valuation allowance                 (597,000)         28%         940,000        (37)%
       Other                                          (30,041)          1%          90,047         (4)%
                                                  -----------          --       ----------         --
                                                  $(1,503,410)         70%      $        0          0%
                                                  ===========          ==       ==========         ==

At December 31, 2005, the Company has approximately $15,850,000 in federal and $4,250,000 in state net operating loss carryovers that can be used to offset future taxable income. The net operating loss carryforwards begin to expire in the year 2015 through the year 2025.

The components of the Company's deferred tax assets are as follows:

                                                    2005               2004
                                                    ----               ----
       Net operating loss carryforwards         $ 5,653,000        $ 4,989,000
       Inventory reserve                            289,000            272,000
       Valuation allowance                       (4,664,000)        (5,261,000)
                                                -----------        -----------
       Deferred tax asset                       $ 1,278,000        $         0
                                                ===========        ===========

At December 31, 2005, the Company has recorded a net deferred tax asset in the amount of $1,278,000 attributable to management's evaluation of circumstances associated with the future utilization of its net operating losses. Management has determined that it is more likely than not that a portion of its net operating losses will be utilized to reduce 2006 taxable income primarily related to taxable income associated with the sale to Mott's of the patents, trademarks, web sites and other intellectual property related to the Company's Accelerade and Endurox sports nutrition product lines. (See Note O - Subsequent Events.)

During 2005, the Company sold $2,939,596 of its New Jersey net operating losses. The amount received from this sale was approximately $225,000.

NOTE L - MAJOR CUSTOMERS AND CONCENTRATIONS OF CREDIT RISKS

[1]    CONCENTRATIONS OF CREDIT RISK:

       Financial instruments, which potentially subject the Company to concentrations of credit risk, consist primarily of cash, cash equivalents and trade accounts receivable.

       The Company has concentrated its credit risk for cash by maintaining substantially all of its depository accounts in a single financial institution. Accounts at the institution are insured by the Federal Deposit Insurance Corporation up to $100,000. Uninsured balances aggregated approximately $64,000 at December 31, 2005 that exceeded the Federal Deposit Insurance Corporation ("FDIC") limit. The financial institution has a strong credit rating, and management believes that credit risk relating to these deposits is minimal.

       The Company does not require collateral on its trade accounts receivable. Historically, the Company has not suffered significant losses with respect to trade accounts receivable.

[2]    FAIR VALUE OF FINANCIAL INSTRUMENTS:

       Cash, cash equivalents, accounts receivable, accounts payable and notes payable approximate their fair values due to the short maturity of these instruments.

[3]    MAJOR CUSTOMERS:

       For the years ended December 31, the Company had revenue from two customers that accounted for approximately 30% and 20% in 2005 and 33% and 17% in 2004, of net revenue. Accounts receivable outstanding related to these customers at December 31, 2005 and 2004 were $0 and $99,843, respectively. Deferred revenue from one of these customers was $369,069 as of December 31, 2005 and $376,000 as of December 31, 2004. Such amounts are included in the accompanying balance sheet. The loss of these customers, a significant reduction in purchase volume by these customers, or the financial difficulty of such customers, for any reason, could significantly reduce our revenues. We have no agreement with or commitment from either of these customers with respect to future purchases.

NOTE M - SEGMENT AND RELATED INFORMATION

At 2005 and 2004, the Company has one reportable segment:

Dietary and nutritional supplements.

The following table presents revenues by region:

                                                 2005             2004

       United States                       $  5,005,765     $ 6,417,951
       Canada                                   201,359         175,012
       Other                                    237,434         214,308
                                           ------------     -----------
       Total                               $  5,444,558     $ 6,807,271
                                           ============     ===========

Product sales for the years ended December 31, 2005 and 2004 are net of credits of $499,202 and $299,006, respectively, for marketing promotions and returns of certain products. These credits primarily relate to the sports performance product line.

NOTE N - RELATED PARTY TRANSACTIONS

In connection with the Hormel preferred stock agreement, the Company entered into an Exclusive Manufacturing Agreement with a subsidiary of Hormel. The initial term of the agreement was for one year commencing on January 28, 2005 and was extended until January 28, 2007 as part of the convertible note transaction. The Company purchased approximately $1,194,000 of finished goods during the year 2005 from this Hormel subsidiary. At December 31, 2005, the Company owed this Hormel subsidiary approximately $645,000 that has been included on the balance sheet in accounts payable and accrued expenses.

NOTE O - SUBSEQUENT EVENTS
[1]   ASSET SALE:

      On February 22, 2006, the Company, pursuant to an Asset Purchase Agreement of the same date, sold to Mott's the patents, trademarks, web sites and other intellectual property related to the Company's Accelerade and Endurox sports nutrition product lines. Simultaneously, the Company and Mott's entered into a License Agreement giving the Company the exclusive, royalty-free right to continue to sell these products in powder, gel and pill form. Consequently, the Company will continue to market its current sports nutrition products in the same manner as prior to the sale of the intellectual property assets. The Company's CEO is required to provide consulting services to Mott's on an as-needed basis not to exceed 130 hours per year.

      Under the Asset Purchase Agreement, the Company received $4,000,000 at closing and, if Mott's launches a product using the purchased assets, the Company will receive royalty payments for a finite period following such launch, subject to an annual limitation on the amount of the royalty. There are no minimum royalties and there is no specific time by which Mott's must launch a product, but the Company will have the option to repurchase the assets if a product is not launched within a time specified in the Asset Purchase Agreement.

      The Company used a portion of the cash proceeds of this transaction to repay $277,067 owed under our accounts receivable facility, to repay the $500,000 Convertible Note with interest held by Hormel, and approximately $611,981 owed to our exclusive contract manufacturer, an affiliate of Hormel.

[2]   COMMON STOCK:

      Between January 1, 2006 and March 30, 2006, the Company has issued an additional 573,276 shares of its common stock as a result of the exercise of options and warrants, resulting in proceeds of approximately $191,634.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law, as amended, authorizes us to indemnify any director or officer under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorneys' fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which such person is a party by reason of being a director or officer of us if it is determined that such person acted in accordance with the applicable standard of conduct. Article NINTH of our certificate of incorporation, as amended, provides for the indemnification of directors and officers to the full extent permitted by Delaware law.

Our certificate of incorporation, as amended, contains a provision permitted by Delaware law that eliminates the personal liability of our directors for monetary damages for breach or alleged breach of their fiduciary duty of care that arises under state law. Although this does not change the directors' duty of care, it limits legal remedies that are available for breach of that duty to equitable remedies, such as an injunction or rescission. This provision of our certificate of incorporation has no effect on directors' liability for: (1) breach of the directors' duty of loyalty; (2) acts or omissions not in good faith or involving intentional misconduct or known violations of law; and (3) approval of any transactions from which the directors derive an improper personal benefit.

Our amended and restated bylaws contains a provision that provides for the indemnification of any individual who was, is, or is threatened to be made a party, by reason of the fact that the individual is a director or officer of ours or serves in a similar role, to any pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative. Pursuant to this provision, the individual is indemnified against all expenses, liability and loss actually and reasonably incurred to the extent such individual is not otherwise indemnified and to the extent such indemnification is permitted by law.

Insofar as indemnification for liabilities arising under the Securities Act may be allowed to our directors, officers and controlling persons under the forgoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION*


The following table sets forth all estimated costs and expenses expected to be incurred by us in connection with the issuance and distribution of the securities being registered. We are paying all expenses and fees customarily paid by an issuer in connection with the registration of these securities. The Selling Stockholders will bear all brokerage or underwriting discounts or commissions paid to broker-dealers in connection with the sale of these securities.


Securities and Exchange Commission Registration Fee                $   344
Blue sky Fees and Expenses                                         $ 5,000
Printing and Shipping Expenses                                     $ 4,000
Legal fees and Expenses                                            $22,500
Accounting Fees and Expenses                                       $15,000
Transfer and Miscellaneous Expenses                                $ 1,000
                                                                   -------

Total                                                              $47,844
                                                                   =======

* All expenses are estimated except the Securities and Exchange Commission filing fee.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES


We sold the following securities in the past three years in transactions not registered under the Securities Act:

      o In August and September 2003, we sold 3,208,556 shares of common stock, together with warrants exercisable for 1,604,228 shares of common stock to accredited investors in a private placement transaction. The shares and warrants were sold in units of two shares and one warrant. Each warrant is exercisable for one share of common stock. Investors paid $0.935 for each unit, which price represented a 15% discount from the market price of two shares, calculated over a ten day period as of the initial closing. We raised gross proceeds of $575,000 in this transaction. The issuance of these securities was exempt from registration under the Securities Act pursuant to Section 4(2) thereof and/or Regulation D promulgated thereunder.

      o On January 28, 2005, we issued and sold 90,909 shares of our Series A Preferred Stock to Hormel Health Labs, LLC, for an aggregate purchase price of $1,000,000, or $11.00 per share. Subject to certain adjustments, each share of Series A Preferred Stock is convertible at the option of the holder into ten shares of our common stock. The number of shares of common stock issuable upon conversion of each share of Series A Preferred Stock will increase, pursuant to a weighted-average formula, in the event that we issue common stock at a price below $1.10 per share, with certain exceptions. We are paying all expenses and fees customarily paid by an issuer in connection with the registration of these securities. The Selling Stockholders will bear all brokerage or underwriting discounts or commissions paid to broker-dealers in connection with the sale of these securities undertook this transaction in reliance upon Rule 506 of Regulation D and Section 8(b)(4)(D) of the Securities Act.

ITEM 27. EXHIBITS

EXHIBIT
NUMBER             DESCRIPTION OF EXHIBIT(1)
-------            -------------------------
3(i)(a)            Certificate of Incorporation of PacificHealth
                   Laboratories, Inc. and all amendments thereto
                   (incorporated by reference to Exhibit 3.1 to PacificHealth Laboratories, Inc.'s Registration
                   Statement on Form SB-2 (Registration No. 333-36379)
                   filed on September 25, 1997)

3(i)(b)            Certificate of Amendment of Certificate of
                   Incorporation of PacificHealth Laboratories, Inc. (incorporated by reference to Exhibit 3.3 to PacificHealth Laboratories, Inc.'s Annual Report on Form 10-KSB filed on March 31, 2003)

3(ii)              Amended and Restated Bylaws of PacificHealth
                   Laboratories, Inc. (incorporated by reference to Exhibit 3.2.1 to PacificHealth Laboratories, Inc.'s Amendment No. 3 to Registration Statement on Form SB-2/A filed on December 17, 1997)

4.1 Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to PacificHealth Laboratories, Inc.'s Amendment No. 3 to Registration Statement on Form SB-2/A filed on December 17, 1997)

4.2.1 Form of Securities Purchase Agreement entered into among PacificHealth Laboratories, Inc. and Certain of the Selling Stockholders dated August 26, 2003 (incorporated by reference to Exhibit 4.4 to PacificHealth Laboratories, Inc.'s Registration Statement on Form SB-2 filed on September 29, 2003)

4.2.2 Form of Registration Rights Agreement entered into among PacificHealth Laboratories, Inc. and Certain of the Selling Stockholders dated August 26, 2003 (incorporated by reference to Exhibit 4.5 to PacificHealth Laboratories, Inc.'s Registration Statement on Form SB-2 filed on September 29, 2003)

4.2.3 Form of Warrant issued to Certain of the Selling Stockholders in connection with Exhibit 4.2.1 on August 26, 2003 (incorporated by reference to Exhibit
                   4.6 to PacificHealth Laboratories, Inc.'s Registration Statement on Form SB-2 filed on September 29, 2003)

4.3 Stock Purchase Agreement dated June 1, 2001, by and between PacificHealth Laboratories, Inc. and Glaxo Wellcome International B.V. (incorporated by reference to Exhibit 4.1 to PacificHealth Laboratories, Inc.'s Current Report on Form 8-K filed on June 14, 2001)

4.4.1 Series A Preferred Stock Purchase Agreement dated January 28, 2005, by and between PacificHealth Laboratories, Inc. and Hormel Health Labs, LLC (incorporated by reference to Exhibit 4.3 to PacificHealth Laboratories, Inc.'s Annual Report on Form 10-KSB filed on April 15, 2005)

4.4.2 Investors' Rights Agreement dated January 28, 2005, by and between PacificHealth Laboratories, Inc. and Hormel Health Labs, LLC (incorporated by reference to
                   Exhibit 4.4 to PacificHealth Laboratories, Inc.'s Annual Report on Form 10-KSB filed on April 15, 2005)

4.4.3 Right of First Refusal and Co-Sale Agreement dated January 28, 2005, by and between PacificHealth Laboratories, Inc., Robert Portman and Hormel Health Labs, LLC (incorporated by reference to Exhibit 4.5 to PacificHealth Laboratories, Inc.'s Annual Report on Form 10-KSB filed on April 15, 2005)

5 Opinion of Eckert Seamans Cherin & Mellott, LLC (including consent)

10.1 Incentive Stock Option Plan of 1995 (incorporated by reference to Exhibit 10.1 to PacificHealth Laboratories, Inc.'s Registration Statement on Form SB-2 (Registration No. 333-36379) filed on September 25, 1997)

10.2 Strategic Alliance Agreement between PacificHealth Laboratories, Inc. and the Institute of Nutrition and Food Hygiene (incorporated by reference to Exhibit 10.3 to PacificHealth Laboratories, Inc.'s Registration Statement on Form SB-2 (Registration No. 333-36379) filed on
                   September 25, 1997)

10.3 Exclusive Licensing Agreement between PacificHealth Laboratories, Inc. and the Institute of Nutrition and Food Hygiene (incorporated by reference to Exhibit 10.4 to PacificHealth Laboratories, Inc.'s Registration Statement on Form SB-2 (Registration No. 333-36379) filed on
                   September 25, 1997)

10.4               Shareholders Agreement (incorporated by reference to
                   Exhibit 10.5 to PacificHealth Laboratories, Inc.'s Registration Statement on Form SB-2 (Registration No. 333-36379) filed on September 25, 1997)

10.5 2000 Incentive Stock Option Plan (incorporated by reference to Exhibit A to PacificHealth Laboratories, Inc.'s Definitive Proxy Statement on Schedule 14A filed on July 11, 2000)

10.6 Employment Extension Agreement between PacificHealth Laboratories, Inc. and Robert Portman effective
                   January 1, 2004, executed February 28, 2006 (filed herewith)

10.7               Exclusive Custom Manufacturing Agreement dated
                   January 28, 2005, by and between PacificHealth Laboratories, Inc. and an affiliate of Hormel Health Labs, LLC (redacted, subject to a request for confidential treatment) (incorporated by reference to Exhibit 10.7 to PacificHealth Laboratories, Inc.'s Annual report on Form 10-KSB filed on April 15, 2005)

10.8 Asset Purchase Agreement dated February 22, 2006, by and between PacificHealth Laboratories, Inc. and Mott's LLP (redacted, subject to request for confidential treatment) (incorporated by reference to
                   Exhibit 10.8 to PacificHealth Laboratories, Inc.'s Annual report on Form 10-KSB filed on March 31, 2006)

10.9 License Agreement dated February 22, 2006, by and between PacificHealth Laboratories, Inc. and Mott's LLP (redacted, subject to request for confidential treatment) (incorporated by reference to Exhibit 10.9 to PacificHealth Laboratories, Inc.'s Annual report on Form 10-KSB filed on March 31, 2006)

10.10 Consulting, License and Noncompetition Agreement dated February 22, 2006, by and between PacificHealth Laboratories, Inc., Mott's LLP and Robert Portman (redacted, subject to request for confidential treatment) (incorporated by reference to Exhibit 10.10 to PacificHealth Laboratories, Inc.'s Annual report on Form 10-KSB filed on March 31, 2006)

23.1               Consent of Weiser, LLP

23.2               Consent of Eisner, LLP

23.3               Consent of Eckert Seamans Cherin & Mellott, LLC
                   (included in Exhibit 5)

24                 Power of Attorney (included on Signature Page)

(1) In the case of incorporation by reference to documents filed by the Registrant under the Exchange Act, the Registrant's file number under the Exchange Act is 000-23495.

ITEM 28. UNDERTAKINGS

The undersigned registrant hereby undertakes that it will:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

           (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

           (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement; and

           (iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be allowed to the directors, officers and controlling persons of the undersigned statement under the forgoing provisions, or otherwise, the undersigned registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than payment by the undersigned registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2/A and authorized this Amendment No. 1 to this Registration Statement to be signed on its behalf by the undersigned, in the City of Matawan, State of New Jersey, on April 20, 2006.

                                 PACIFICHEALTH LABORATORIES, INC.


                                 By: /s/ Robert Portman
                                    ----------------------------------
                                 Name:  Robert Portman
                                 Title: President and Chief Executive Officer,
                                        Principal Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Stephen B. Kuchen and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for such person and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and conforming all that said attorneys-in-fact and agents, and any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name                          Title                                               Date
----                          -----                                               ----
/s/ Robert Portman            President, Chief Executive Officer                  April 20, 2006
--------------------------    Chief Scientific and Chairman of the Board
Robert Portman                of Directors (Principal Executive Officer)

/s/ Stephen P. Kuchen         Chief Financial Officer, Chief Operating            April 20, 2006
--------------------------    Officer, Treasurer, Secretary and Director
Stephen P. Kuchen             (Principal Financial Accounting Officer)

/s/ David I. Portman          Director                                            April 20, 2006
--------------------------
David I. Portman

/s/ Michael Cahr              Director                                            April 20, 2006
--------------------------
Michael Cahr

/s/ Gary Jamison              Director                                            April 20, 2006
--------------------------
Gary Jamison